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Champion Enterprises, Inc.

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Champion Enterprises, Inc.
755 West Big Beaver Road
Suite 1000
Troy, Michigan 48084

Notice of 2009
Annual Meeting of Shareholders
and Proxy Statement

March 20, 2009

CORPORATE HEADQUARTERS TROY, MICHIGAN 48084 USA (248) 614-8200

March 20, 2009

Dear Shareholders:

It is our pleasure to invite you to attend the Champion Enterprises, Inc. 2009 Annual Meeting of Shareholders. The meeting will be held on Wednesday May 6, 2009, at 8:30 a.m. Eastern time at the Company’s Corporate Headquarters, 755 West Big Beaver Road, Suite 1000, Troy, MI 48084 USA. The attached Notice of Annual Meeting and Proxy Statement provides information concerning the business to be conducted at the meeting and the nominees for election as Directors.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares using the Internet, by telephone or by mail. You will find instructions on page one of the attached Notice of Annual Meeting and Proxy Statement. Your shares will then be represented at the meeting if you are unable to attend.

Thank you for your support.

Sincerely,

CHAMPION ENTERPRISES, INC.

Selwyn Isakow	William C. Griffiths
Lead Independent Director	Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
of Champion Enterprises, Inc.

Time:	8:30 a.m., Wednesday, May 6, 2009.

Place:	Champion Enterprises, Inc. Corporate Headquarters 755 West Big Beaver Road Suite 1000 Troy, Michigan 48084 USA

Items of Business:	1. Elect seven directors; 2. Ratify the selection by the Company of its independent auditors; and 3. Transact any other business properly brought before the meeting.

Annual Reports:	The 2008 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, is attached or may be viewed on www.championhomes.com/proxy.

Who Can Vote:	You can vote if you were a shareholder on March 10, 2009.

Date of Mailing:	The Notice of Internet Availability of Proxy Materials is being mailed to shareholders on or about March 20, 2009. This notice and Proxy Statement will also be available to shareholders on or about March 20, 2009.

By Order of the Board of Directors

Roger K. Scholten Secretary

i

ii

About The Meeting

What am I voting on?

You will be voting on the following issues:

1.	To elect seven Directors of Champion Enterprises, Inc. (“we”, “Champion”, or “the Company”). Each Director will hold office until the next Annual Meeting of Shareholders or until a successor is appointed and qualified; and

2.	To Ratify the Company’s selection of its independent auditors.

Who is soliciting my Proxy?

The Company’s Board of Directors is soliciting your Proxy to be used at the 2009 Annual Meeting of Shareholders. The Company will pay the entire cost of soliciting Proxies and will arrange for brokerage houses, nominees, custodians and other fiduciaries to send Proxy soliciting materials to beneficial owners of the Company’s Common Stock at the Company’s expense. In addition to solicitation by mail, officers and other employees of the Company may solicit Proxies personally, by telephone, by the Internet or by fax.

On March 20, 2009, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement, Annual Report and vote online. You may request the Proxy materials by mail or electronically by e-mail by following the instructions included in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

You may vote if you owned Common Stock of the Company as of the close of business on March 10, 2009. Each share of Common Stock is entitled to one vote on any matter voted on at the Annual Meeting. As of March 10, 2009 we had 77,724,218 shares of Common Stock outstanding.

How do I vote?

Voting instructions are included in the Notice of Internet Availability of Proxy Materials.

You can vote in one of four ways:

•	By Internet at the website listed on your Notice of Internet Availability of Proxy Materials. We encourage you to vote this way. Voting by Internet saves the Company money.
•	By requesting a proxy card by calling 1-800-579-1639 and completing and mailing your proxy card.
•	By toll-free telephone at the telephone number listed on your proxy card.
•	By ballot at the Annual Meeting.

May I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting by:

•	Voting again by telephone or Internet before midnight EDT on May 5, 2009.
•	Voting in person at the meeting.
•	Delivering a written notice of revocation, with a later date than the proxy card, to Champion’s Secretary at or before the meeting.
•	Signing another proxy card with a later date and returning it to the address on the proxy card before the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain voting instructions will be voted by the persons named in the enclosed proxy card “For” the election of the nominee Directors, and “For” the ratification of the Company’s independent auditors.

How do I vote my shares in the Champion Enterprises, Inc. Savings Plan?

You will receive notice of the internet availability of proxy materials in mid March 2009 (like other shareholders). That notice will provide information for viewing proxy materials online, or ways to request hardcopy materials. You may vote these shares using the Internet, telephone or mail as described on the notice. Your Proxy will be considered to be voting directions to the Trustee of the 401(K) Savings Plan (the “Savings Plan”) concerning shares held in your account. If you do not provide voting directions, if the card is not signed, or if the card is not received by the deadline set forth on the notice, the shares credited to your account will be voted in the same proportion as directions received from other participants.

What does it mean if I receive more than one proxy card or more than one notice of internet availability?

If you receive more than one mailing, it means that you have multiple accounts under the Savings Plan, with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company and you may reach them by telephone at 800-937-5449. Shares held by the Savings Plan cannot be consolidated with your other holdings.

Who may attend the meeting?

The Annual Meeting is open to all holders of our Common Stock. The Annual Meeting will be held at the Company’s Corporate Headquarters, 755 West Big Beaver Road, Suite 1000, Troy, MI 48084 USA, which is located at the intersection of Big Beaver Road and I-75 in the building commonly known as the National City Building. For more detailed directions to the meeting, please call Investor Relations at 248-614-8267. We look forward to having you attend.

How many votes must be present to hold the meeting?

In order for us to hold the meeting, a majority of our outstanding shares of Common Stock as of March 10, 2009 must be represented in person or by Proxy. This majority is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you return a Proxy properly using the Internet, telephone, or mail. Abstentions and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

How many votes are needed to elect Directors?

The seven Director nominees receiving the highest number of “For” votes will be elected as Directors. This number is called a plurality. Shares not voted, whether by marking “Withhold Authority” on your proxy card or otherwise, will not be considered in the election of Directors. Unless a properly executed proxy card is marked “Withhold Authority,” the Proxy given will be voted “For” each of the seven

Director nominees. If a nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional persons as designated by the Board to replace such nominee. However, the Board does not anticipate that this will occur.

How many votes are needed to ratify the Company’s Independent Auditors?

The affirmative vote of a majority of the votes cast by all the shareholders entitled to vote will be required to ratify the Company’s independent auditors. A properly executed proxy card that does not contain voting instructions will be voted “For” ratification of the Company’s independent auditors. Shares not voted, whether by abstention or otherwise, will have no the effect on this proposal.

What is a broker non-vote?

A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares so the broker is unable to vote those uninstructed shares. Brokers will have discretionary voting power to vote on each of the proposals under consideration at the Annual Meeting of Shareholders, so we do not anticipate any broker non-votes.

Can my shares be voted on matters other than those described in this Proxy Statement?

Yes, if any other item or proposal properly comes before the meeting, the Proxies received will be voted in accordance with the discretion of the Proxy holders. The Company, however, has not received proper notice of, and is not aware of, any business to be transacted at the meeting other than as set forth in this Proxy Statement.

When are shareholder proposals due for the 2010 Annual Meeting?

To be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, the Company must receive proposals no later than November 21, 2009. Such proposals should be addressed to the Company’s Secretary at the address listed below. Shareholder proposals to be presented at the 2010 Annual Meeting which are not to be included in the Company’s Proxy Statement must be received by the Company no earlier than February 5, 2010 nor later than March 8, 2010 in accordance with procedures in the Company’s Bylaws.

How do I obtain more information about Champion Enterprises, Inc.?

More information on Champion can be obtained by:

•	Contacting Investor Relations at 248-614-8267
•	Going to our website at www.championhomes.com
•	Writing to:

Champion Enterprises, Inc.
Attn: Investor Relations
755 West Big Beaver Road
Suite 1000
Troy, Michigan 48084

Upon request Champion will provide, free of charge, additional copies of the Company’s 2008 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, and Proxy Statement.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

1. Election of Directors

Nominees for Director	The Board of Directors recommends a vote for the following nominees, all of whom are currently serving as Directors:

	Robert W. Anestis	Director since 1991 Age 63

Since 2006, Mr. Anestis has been the President of Anestis & Company, LLC, an investment banking and financial advisory firm based in Ponte Vedra Beach, Florida. During 2005 and the preceding six years, he was Chairman, President and Chief Executive Officer of Florida East Coast Industries, Inc., a St. Augustine, Florida based holding company with interests in the railroad and commercial real estate businesses. Prior to 1999 and for the preceding five years, he was the President of Anestis & Company, an investment banking and financial advisory firm.

	Eric S. Belsky, Ph.D.	Director since 2002 Age 48

Since 1997, Dr. Belsky has been the Executive Director of the Joint Center for Housing Studies at Harvard University (the “Joint Center”), which conducts research to identify and analyze housing market opportunities and challenges for business and government. The Joint Center is a collaborative venture of the Harvard Design School and the John F. Kennedy School of Government. He has also held positions with the Millennial Housing Commission, created by the Congress of the United States, PricewaterhouseCoopers LLP, Fannie Mae and the National Association of Homebuilders.

	William C. Griffiths	Director since 2004 Age 57

Mr. Griffiths is currently the Chairman of the Board, President and Chief Executive Officer for Champion. Mr. Griffiths became Chairman of the Board of Champion in March 2006 and President and Chief Executive Officer of Champion in August 2004. From 2001 until 2004 he was employed by SPX Corporation, a global multi-industry company located in Charlotte, North Carolina, where he was President-Fluid Systems Division. From 1998 until it was acquired in 2001 by SPX Corporation, Mr. Griffiths was President-Fluid Systems Division at United Dominion Industries, Inc. Mr. Griffiths also serves as a director of Quanex Building Products Corporation.

Selwyn Isakow	Director since 1991 Age 57

Mr. Isakow became Lead Independent Director for Champion on March 9, 2006. From 2004 to 2006, Mr. Isakow served as Chairman of the Board for Champion. For more than five years, Mr. Isakow has been Chairman, President and Chief Executive Officer of The Oxford Investment Group, Inc., a Bloomfield Hills, Michigan, merchant banking and corporate development firm. Mr. Isakow also serves as a director of San Diego Private Bank.

G. Michael Lynch	Director since 2003 Age 65

From 2000 until 2008, Mr. Lynch served as Executive Vice President and Chief Financial Officer of Federal-Mogul Corporation (“Federal-Mogul”), a global manufacturer and marketer of automotive component parts. For three years prior to working for Federal-Mogul, Mr. Lynch was Vice President and Controller for Dow Chemical Company and previously worked for 29 years with Ford Motor Company in various financial-related positions. Mr. Lynch also serves as the lead independent director of Forward Air Corporation.

Thomas A. Madden	Director since 2006 Age 55

Mr. Madden was Executive Vice President and Chief Financial Officer of Ingram Micro Inc., a computer technology products and services company, from 2001 through 2005. He served as Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. from 1997 through 2001. Mr. Madden serves as a director of Mindspeed Technologies, Inc., FreightCar America, Inc., and Intcomex, Inc.

Shirley D. Peterson	Director since 2004 Age 67

Mrs. Peterson was President of Hood College, an independent liberal arts college in Frederick, Maryland, from 1995 until 2000. From 1989 to 1993 she served in the United States government, first appointed by President George H. W. Bush as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of the Internal Revenue Service. She also was a partner in the law firm of Steptoe & Johnson, where she spent a total of 22 years from 1969-89 and 1993-94. Currently, Mrs. Peterson serves on the board of directors of AK Steel Holding Corporation, The Goodyear Tire & Rubber Company and Wolverine World Wide, Inc.

2. Ratification of Company’s Independent Auditors

The Board of Directors recommends a vote “For” the ratification of Ernst & Young, as the Company’s independent auditors as discussed below:

General:	As provided in its charter, the Audit Committee selects our independent auditors, reviews the scope of the annual audit and approves all audit and non-audit services permitted under applicable law to be performed by the independent auditors. The Audit Committee has evaluated the performance of Ernst & Young and has selected them as our independent auditors for fiscal 2009. You are requested to ratify the Audit Committee’s appointment of Ernst & Young. Representatives of Ernst & Young will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders present at the meeting.

A majority of the votes cast at the annual meeting is required for ratification. However, by NYSE and Securities and Exchange Commission (“SEC”) rules, selection of the Company’s independent auditors is the direct responsibility of the Audit Committee. Therefore, if shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments. Even if the current selection is ratified by shareholders, the Audit Committee reserves to itself the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Additional information regarding the Company’s independent auditors can be found on page 50.

Corporate Governance

Makeup of the Board:	Our bylaws allow for a minimum of three directors and a maximum of nine directors. Currently, the Board is comprised of eight directors. After this election, the Board intends to reduce the number of directors to seven. If a nominee is unable to serve, the person designated as Proxy holder for the Company will vote for the remaining nominees and for such other person as the Board may nominate.

Length of Board Term:	Directors who are elected will hold office until the 2010 Annual Meeting of Shareholders or until a successor has been duly appointed and qualified. All nominees are currently Directors and have agreed to serve if elected.

General:	The Board believes that good corporate governance is important so that the Company is managed for the long-term benefit of its shareholders. The Board at least annually reviews its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, Lead Independent Director charter and various Committee charters.

Code of Ethics:	The Company has a Code of Ethics that applies to all of its employees, officers and Directors. Amendments to, and any waiver from, any provision of the Code of Ethics that requires disclosure under applicable SEC rules will be posted on the Company’s website at www.championhomes.com.

Board Committees:	The Board has three standing committees: the Audit and Financial Resources Committee (the “Audit Committee”); the Compensation and Human Resources Committee (the “Compensation Committee”); and the Nominating and Corporate Governance Committee (the “Nominating Committee”). Each committee has a written charter.

Access to Corporate Governance Documents:	You can access the charters for each of our Board Committees as well as our Corporate Governance Guidelines, Code of Ethics and Lead Independent Director charter in the “Investors — Company Information — Corporate Governance” section of our website at www.championhomes.com. You may also request printed copies by writing to:

Roger K. Scholten
Secretary
Champion Enterprises, Inc.
755 West Big Beaver Road
Suite 1000
Troy, Michigan 48084

Nomination of Directors:	The Nominating Committee recommends candidates in accordance with its charter and the Board’s governance principles. The Nominating Committee seeks to select a Board that is, as a whole, strong in its collective knowledge and diversity of skills and experience concerning accounting and finance, management and leadership, vision and strategy, business operations, business judgment, risk assessment, industry knowledge, and corporate governance. When reviewing a potential candidate, the Nominating Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes.

In considering whether to recommend any candidate for inclusion as a Director nominee, the Nominating Committee will apply the criteria set forth in the Corporate Governance Guidelines and in applicable Committee charters. These criteria include the candidate’s character and integrity, business acumen, experience inside and outside of the business community, personal commitment, diligence, conflicts of interest and the ability to act in the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. In addition, the Company strives to have all Directors, other than the Chairman of the Board, President and Chief Executive Officer, be independent as that term is defined in NYSE rules.

The Nominating Committee will consider nominations submitted by shareholders. To recommend a Director nominee, a shareholder should write to the Company’s Secretary at the above address. To be considered by the Nominating Committee for nomination and inclusion in the Company’s Proxy Statement for its 2010 Annual Meeting of Shareholders, a recommendation for a Director must be received by the Company’s Secretary no later than November 29, 2009. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, (iii) a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iv) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating Committee may seek additional biographical and background information from any candidate. This information must be received on a timely basis to be considered by the Nominating Committee.

The process followed by the Nominating Committee to identify and evaluate candidates may include the following: requests to Board members and others for recommendations, use of a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and the Board. The Nominating Committee will evaluate candidates submitted by shareholders following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

All Director nominees recommended for election by the shareholders at the 2009 Annual Meeting are current members of the Board. One current Director, Brian D. Jellison, has served on the Board for 10 years. Mr. Jellison has decided not to stand for re-election at this year’s Annual Meeting. The Nominating Committee did not receive any nominations from shareholders for the 2009 Annual Meeting.

Director Independence:	The Board has determined that all Director nominees for election at the 2009 Annual Meeting, other than the Chairman, President and Chief Executive Officer, are independent based upon NYSE standards. This means that such nominees have no material relationship with the

Company either directly or indirectly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company. The Board has made this determination based on the fact that no nominee for Director, other than Mr. Griffiths: (i) is an officer or employee of the Company or its subsidiaries or affiliates; (ii) has an immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company; (iii) has worked for, consulted with, been retained by, or received anything of substantial value from the Company aside from his or her compensation as a Director; (iv) is, or was within the past three years, employed by the independent auditors for the Company; (v) is an executive officer of any entity which the Company’s annual sales to, or purchases from, exceeded one percent of either entity’s annual revenues for the last fiscal year; or (vi) serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in the last fiscal year in excess of two percent of the organization’s charitable receipts. In addition, no executive officer of the Company serves on the compensation committee of any corporation that employs a Director or a member of the immediate family of any Director.

In determining Director independence, the Board considered the following two relationships and concluded that such relationships did not affect the independence of the respective Director: (1) Mr. Belsky is the Executive Director of the Joint Center for Housing Studies at Harvard University, and the Company made a charitable contribution to the Joint Center during 2008 of $20,000; and (2) Mr. Belsky provides occasional housing market or general industry presentations to housing industry trade organizations, home building companies, building materials manufacturers, and housing finance companies.

Lead Independent Director:	Selwyn Isakow serves as the Company’s Lead Independent Director. The principal role of the Lead Independent Director is to promote open and effective communications among the non-management members of the Board of Directors and between those non-management Directors and the management of the Company, including in particular the Chairman of the Board, President and Chief Executive Officer.

Communications with Directors:	The Board has established a process for shareholders and other interested persons to communicate with members of the Board. The Lead Independent Director, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from shareholders and other interested persons and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Lead Independent Director. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders and interested persons who wish to send communications to the Board may do so by writing to:

Selwyn Isakow Lead Independent Director c/o the Secretary Champion Enterprises, Inc. 755 West Big Beaver Road Suite 1000 Troy, Michigan 48084

Number of Meetings in 2008:	The Board met 5 times during the fiscal year ended January 3, 2009 (“fiscal 2008”). During fiscal 2008, all Directors attended at least 75% of the total number of Board meetings and Board committee meetings.

Annual Meeting Attendance Policy:	The Board’s policy is that all Directors should attend the Annual Meeting of Shareholders if reasonably possible. All members of the Board then serving attended the 2008 Annual Meeting of Shareholders.

Director Evaluation:	The Board conducts annual performance evaluations of the Board as a whole, the performance of each of the Board members individually, and the performance of each of the Board’s Committees.

Executive Session Presiding Director:	The Lead Independent Director presides over the executive sessions of the Board.

Audit and Financial Resources Committee:	The Audit and Financial Resources Committee met 9 times during fiscal 2008.

Members:
• Thomas A. Madden, Chair
• Selwyn Isakow
• Brian D. Jellison
• G. Michael Lynch

The Board has determined that each member of the Audit Committee is independent, is an “audit committee financial expert,” and is qualified to serve on the Audit Committee under NYSE rules.

Responsibilities:	The powers and responsibilities of the Audit Committee are set forth in its charter, including:

• Assist the Board in fulfilling its financial oversight responsibilities.
• Review the financial information provided to shareholders and the SEC.
• Review the corporate accounting and financial reporting practices.
• Appoint the Company’s independent registered public accounting firm.
• Approve the scope of the audit and related audit fees.
• Monitor systems of internal financial controls.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accounting firm. It is also not the duty of the Audit Committee to assure compliance with laws and regulations and with the Company’s Code of Ethics.

Audit Committee Report:	The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended January 3, 2009 with management and our independent registered public accounting firm, Ernst & Young LLP. Based on its review and discussions with management and with Ernst & Young LLP, the Audit Committee has recommended to the Board that these financial statements be included in the Annual Report on Form 10-K as filed with the SEC for the fiscal year ended January 3, 2009.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS 89 and SAS 90. As required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence”, the Audit Committee has received and reviewed the required written disclosures and a confirming letter from Ernst & Young LLP regarding their independence, and has discussed the matter with them.

The Audit Committee has considered the provision of all non-audit services performed by Ernst & Young LLP with respect to maintaining independence.

Thomas A. Madden, Chair
Selwyn Isakow
Brian D. Jellison
G. Michael Lynch

March 20, 2009

Compensation and Human Resources Committee:	The Compensation and Human Resources Committee met 5 times during fiscal 2008.

Members:
• Eric S. Belsky, Chair
• Robert W. Anestis
• Shirley D. Peterson

Responsibilities:	The powers and responsibilities of the Compensation Committee are set forth in its charter, including:

• Consider and recommend to the independent members of the Board the Executive Officer compensation programs for the Company, including program design, performance assessment, and equity usage.
• Consider and recommend to the independent members of the Board compensation recommendations for the Chief Executive Officer of the Company.
• Consider and approve the compensation for each of the Executive Officers of the Company, other than the Chief Executive Officer.
• Consider and recommend to the Board compensation of Directors.
• Develop and monitor executive compensation policies.
• Oversee administration of stock-based compensation plans and programs.

Practices and Procedures:	The Compensation Committee reviews and assesses the entire compensation package for the Executive Officers each year, generally in connection with the Board’s regularly scheduled meetings in October and December. The Compensation Committee usually asks its compensation consultant to report on Executive Officer compensation. The report generally addresses trends in compensation, peer group comparisons for Executive Officer compensation, compensation recommendations for the next fiscal year, and any other issues the Compensation Committee specifically asks the compensation consultant to address. The Compensation Committee may also ask officers or employees of the Company to prepare other materials or documents for use by the Compensation Committee at its meetings. The Compensation Committee meets, reviews, and assesses materials presented to it, and makes recommendations to the Board concerning the compensation of the Chief Executive Officer and Non-employee Directors for the coming year. It also reviews, assesses and approves the compensation for the other Executive Officers for the coming year.

Compensation Consultant:	The Compensation Committee generally retains the services of a compensation consultant to serve as an advisor to the Compensation Committee. The compensation consultant prepares reports for the Compensation Committee and meets with the Compensation Committee, including executive sessions without management present, as needed. The compensation consultant also generally makes compensation recommendations based on their expertise in compensation arrangements for senior executive officers of similar companies and their experience with Champion. The compensation consultant is independent, retained directly by the Committee, and does not advise any of the Executive Officers on their individual compensation matters. The compensation consultant performs services beyond the direct purview of the Committee only in limited and infrequent circumstances and only with the complete knowledge and consent of the Committee.

Role of the Executive Officers:	No Executive Officers or other employees of the Company are members of the Compensation Committee or otherwise participate in the final decision making process of the Compensation Committee. Certain Executive Officers provide assistance to the Compensation Committee by preparing and assembling materials or other documents requested by the Compensation Committee and distributing those materials to the Board in advance of most meetings. The Chief Executive Officer of the Company participates in certain Compensation Committee meetings and provides input to pay strategy, program design and the pay levels of those reporting to him. The Company’s Senior Vice President, Secretary and General Counsel acts as Secretary for the Compensation Committee and generally takes minutes of its meetings. Executive Officers and other Company employees are on occasion invited to attend or otherwise participate in meetings of the Compensation Committee, but the Compensation Committee regularly sets aside time as part of each Compensation Committee meeting for an executive session that excludes the participation of any member of management.

Annual Performance Evaluations:	Each year the Compensation Committee evaluates the performance of the Chairman, President and Chief Executive Officer, Mr. Griffiths, with respect to his performance goals. The performance goals generally include financial results, strategic planning, capital allocation, management supervision, succession planning, human resources, investor relations, leadership, information flow, and any other criteria chosen by the Compensation Committee. The Compensation Committee also provides comments to Mr. Griffiths on overall performance, challenges for the coming year, opportunities for improvement, and any additional thoughts or concerns. The Compensation Committee receives input from all the other independent members of the Board and other sources. Once the evaluation is complete, the Compensation Committee reviews it with the other independent members of the Board for final review and approval. At least one Non-Employee Board member then meets with Mr. Griffiths to discuss the results of the annual evaluation. Each year the Compensation Committee also reviews with the Chief Executive Officer his evaluation of the other executive officers.

Compensation Committee Report:	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Eric S. Belsky, Chair
Robert W. Anestis
Shirley D. Peterson

March 20, 2009

Nominating and Corporate Governance Committee:	The Nominating and Corporate Governance Committee met 4 times during fiscal 2008.

Members:
• Shirley D. Peterson, Chair
• Robert W. Anestis
• Selwyn Isakow
• Eric S. Belsky

Responsibilities:	The powers and responsibilities of the Nominating Committee are set forth in its charter, including:

• Assist the Board in identifying and screening qualified candidates to serve as Directors.
• Recommend to the Board nominees to fill new positions or vacancies as they occur among the Directors.
• Recommend to the Board the candidates for election or reelection as Directors by the shareholders at the Annual Meeting.
• Review corporate governance documents at least annually and recommend appropriate changes.
• Oversee the evaluation of the Board, including individual members, Committees and the Lead Independent Director.

For additional information on the role of the Nominating and Corporate Governance Committee in the selection of Directors, see the Nomination of Directors section on page 8.

Shirley D. Peterson, Chair
Robert W. Anestis
Selwyn Isakow
Eric S. Belsky

March 20, 2009

Compensation of Directors

The following table provides information regarding compensation provided to the Non-employee Directors of the Company during fiscal 2008.

							Change in
							Pension
							Value and
	Fees						Nonqualified
	Earned or			Option		Non-Equity	Deferred
	Paid			Awards		Incentive Plan	Compensation	All Other
Name	in Cash ($)	Stock Awards ($)(1)		($)		Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
Robert W. Anestis	$55,500	$68,320	(2)	$0	(7)	$0	$0	$0	$123,820
Eric S. Belsky	$60,000	$78,568	(3)(4)	$0	(8)	$0	$0	$0	$138,568
Selwyn Isakow	$91,500	$68,320	(2)	$0	(9)	$0	$0	$0	$159,820
Brian D. Jellison	$52,500	$68,320	(2)(3)	$0	(10)	$0	$0	$0	$120,820
G. Michael Lynch	$52,500	$68,320	(2)(3)	$0		$0	$0	$0	$120,820
Thomas A. Madden	$57,000	$78,568	(4)	$0		$0	$0	$0	$135,568
Shirley D. Peterson	$60,000	$78,568	(4)	$0		$0	$0	$0	$138,568
David Weiss	$17,750	$23,987	(5)	$0		$0	$0	$0	$41,737
Michael A. Volkema	$2,500	$0	(6)	$0		$0	$0	$0	$2,500

(1)	Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(2)	Reflects restricted stock award grants as follows: (i) two-thirds of the May 7, 2008 award for 7,000 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $9.50 per share, partial compensation for membership on the Board for the following year; the remaining one-third of that award is scheduled to be earned during the first four months of 2009; and (ii) one-third of the May 2, 2007 award for 7,000 shares of the Company’s Common Stock valued at the award date NYSE closing price of $10.28 per share. One-half of the May 7, 2008 stock award is still subject to forfeiture and is not scheduled to vest until May 7, 2009.

(3)	The following Directors have in 2008 or previously elected to defer the following stock awards: Mr. Belsky 16,100; Mr. Jellison 19,750; and Mr. Lynch 23,100. These awards will be issued by the Company upon the Director’s retirement, death or other termination of service from the Board.

(4)	Reflects restricted stock award grants as follows: (i) two-thirds of the May 7, 2008 award for 8,050 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $9.50 per share, partial compensation for membership on the Board for the following year and for being a Committee chairperson; the remaining one-third of those shares are scheduled to be earned during the first four months of 2009; and (ii) one-third of the May 2, 2007 award for 8,050 shares of the Company’s Common Stock valued at the award date NYSE closing price of $10.28 per share. One-half of the May 7, 2008 stock award is still subject to forfeiture and is not scheduled to vest until May 7, 2009.

(5)	Reflects one-third of the May 2, 2007 restricted stock award for 7,000 shares of the Company’s Common Stock valued at the award date NYSE closing price of $10.28 per share. Mr. Weiss did not stand for re-election at the 2008 Annual Meeting.

(6)	As partial compensation for membership on the Board, on June 1, 2008, the Company granted Mr. Volkema an award for 6,521 shares of the Company’s Common Stock. These shares were subject to transfer restrictions and semi-annual vesting. 3,260 of the shares were scheduled to vest on December 1, 2008, and the remaining 3,261 shares to vest on June 1, 2009. Mr. Volkema resigned from the Board on October 1, 2008 and forfeited all 6,521 shares.

(7)	Mr. Anestis has the following outstanding stock option awards with the Company as of January 3, 2009: (i) 44,800 stock options granted on May 1, 2001 with an exercise price of $9.10 per share and an expiration date of May 1, 2011; and (ii) 20,800 stock options granted on April 30, 2002 with an exercise price of $8.30 per share and an expiration date of April 30, 2012.

(8)	Mr. Belsky has the following outstanding stock option awards with the Company as of January 3, 2009: (i) 4,996 stock options granted on January 25, 2002 with an exercise price of $12.25 per share and an expiration date of January 25, 2012; and (ii) 19,200 stock options granted on April 30, 2002 with an exercise price of $8.30 per share and an expiration date of April 30, 2012.

(9)	Mr. Isakow has the following outstanding stock option awards with the Company as of January 3, 2009: (i) 20,800 stock options granted on May 2, 2000 with an exercise price of $6.13 per share and an expiration date of May 2, 2010; (ii) 43,200 stock options granted on May 1, 2001 with an exercise price of $9.10 per share and an expiration date of May 1, 2011; and (iii) 19,200 stock options granted on April 30, 2002 with an exercise price of $8.30 per share and an expiration date of April 30, 2012.

(10)	Mr. Jellison has the following outstanding stock option awards with the Company as of January 3, 2009: (i) 24,000 stock options granted on April 27, 1999, with an exercise price of $25.24 per share and an expiration date of April 27, 2009; (ii) 19,200 stock options granted on May 2, 2000 with an exercise price of $6.13 per share and an expiration date of May 2, 2010; and (iii) 20,800 stock options granted on May 1, 2001 with an exercise price of $9.10 per share and an expiration date of May 1, 2011.

General:	The role, responsibilities and liabilities of Non-employee Directors have increased significantly due to governance reforms and regulatory developments. The increased demand for independent directors, coupled with a decreasing supply of qualified directors due to increasing financial risk and overall responsibilities, has led to significant changes in director compensation. We believe Non-employee Directors should be compensated for the significant role they perform for the Company, while encouraging those Non-employee Directors to maintain an equity investment in the Company. We also believe that we should pay additional compensation to Non-employee Directors that assume higher levels of responsibility, including Committee members, Committee chairs, and any Lead Independent Director or Non-employee Chairman of the Board.

Non-employee Director compensation consists of a cash component and a stock component. Non-employee Directors receive the cash component of their compensation pursuant to the Cash Compensation Plan for Non-employee Directors (the “Cash Compensation Plan”). They receive the stock component pursuant to the 2005 Equity Compensation and Incentive Plan (the “2005 Equity Compensation Plan”), which the shareholders approved in 2005. A Director who is also an employee of the Company receives no compensation for serving as a Director, other than compensation for services as an employee. All Directors are reimbursed for expenses to attend Board and Committee meetings.

Cash Component:	The cash component of Non-employee Director compensation is provided pursuant to the Cash Compensation Plan and consists of a base annual cash retainer of $30,000, plus an additional $4,500 for Committee Chairpersons, $60,000 for the Non-employee Chairman of the Board, if any, and $30,000 for the Lead Independent Director. In addition, Directors who serve on the Audit and Financial Services Committee receive an additional annual cash retainer of $15,000, and Directors who serve on the Compensation and Human Resources Committee or the Nominating and Corporate Governance Committee receive an additional annual cash retainer of $9,000. Directors also receive $1,500 for each Board meeting attended in person and $750 for each meeting attended by telephone. The cash component is paid quarterly in arrears. A Director appointed to fill a vacancy on the Board prior to an Annual Meeting receives a prorated cash retainer for the interim term.

Stock Component:	The stock component of Non-employee Director compensation is provided pursuant to the Company’s 2005 Equity Compensation Plan. The stock component consists of a restricted stock award of 7,000 shares of Champion’s Common Stock (subject to a maximum value of $120,000) plus an additional 1,050 shares for Committee Chairpersons (subject to a maximum value of $18,000), and 1,000 shares for the Non-employee Chairman of the Board, if any (subject to a maximum value of $18,000). The stock component is paid upon election or reelection at an Annual Meeting. A Director appointed to fill a vacancy on the Board or who becomes a Committee Chairperson, Non-employee Chairman or Lead Independent Director prior to an Annual Meeting receives a prorated restricted stock award for such interim term. Restrictions on the restricted stock award lapse based on the Director’s length of service with the Company following the award. 50% vests after six months, the remaining 50% vests after one year. Subject to the restrictions, a Director may elect to defer receipt of a restricted stock award until retirement, death or other termination of service from the Board.

Since 2002, the Company has not issued stock options to any of its Non-employee Directors.

Stock Ownership Requirement:	Non-employee Directors are expected to own a minimum of 10,000 shares of Company Common Stock within three years after joining the Board. The Company’s General Counsel monitors compliance with this requirement. Each of the Non-employee Directors is currently in full compliance with his or her stock ownership requirements.

Compensation Discussion and Analysis

Summary:	This Compensation Discussion and Analysis (“CD&A”) explains our strategy, design, and decision-making around our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (together, the “Named Executive Officers”). It explains how the compensation of Champion’s top management is appropriately aligned with the interests of our shareholders, and is intended to place in perspective the compensation information contained in the tables that follow this discussion. It also reviews the process and the role played by the Company’s compensation consultant in making these determinations. Our CD&A is organized as follows:

•  Compensation Program Overview and Philosophy. A description of our compensation philosophy, an overview of the key elements of Named Executive Officer compensation and their objectives, and an explanation of our approach to benchmarking compensation against market practices.

• Share Retention Requirements. A description of the share ownership and retention guidelines applicable to our Named Executive Officers.

• Elements and Analysis of Compensation. A more detailed description of the different elements of compensation provided to our Named Executive Officers for 2008.

•  Impact of Regulatory Requirements. A discussion of the impact of Sections 162(m) and 409A of the Internal Revenue Code and various other regulatory requirements on our executive compensation decisions.

Information about the Compensation Committee and the processes it uses in determining the compensation of our named executive officers is provided in the Corporation Governance section of this Proxy Statement. As of December 26, 2008, one of the Named Executive Officers, Mr. Jeffrey L. Nugent, was no longer with the Company.

Compensation Program Overview and Philosophy:	We believe that compensation for the Named Executive Officers should be tightly linked to the strategy and metrics used by the Company to measure creation of shareholder value, with the annual performance bonuses and long-term performance incentives tied to the Company’s performance and the achievement of the Company’s long-term objectives. To dovetail with the strategic planning effort undertaken in 2007, to ensure that the executive compensation programs of the Company encourage its execution of the Company’s Strategic Plan, and to reward the Named Executive Officers for long-term enhancements in value to the shareholders, numerous changes were made to the Company’s compensation program for the Company’s Named Executive Officers for 2008.

Each component of the Company’s compensation program for Named Executive Officers plays a distinct role in fulfilling the Company’s executive compensation objectives and strategy:

• Base Salaries are established in accordance with the executive’s position, performance, experience, skills and market practices.

• Stock retention requirements are intended to align the interests of the Named Executive Officers with those of the Company’s shareholders.

•  Annual Performance Bonuses provide the opportunity for compensation based on annual Company performance, and on a limited basis individual performance, taking into consideration the cyclical nature of the manufactured housing industry.

•  Long-Term Incentives provide the opportunity for compensation based on the Company’s performance over a multi-year period. In addition, Long-Term Incentives encourage company stock ownership, link executive rewards to shareholder value, and encourage retention.

• Perquisites and other forms of non-cash benefits are minimized in an effort to avoid an entitlement mentality and reinforce a pay-for-performance philosophy.

•  Severance and change in control provisions provide a level of protection which enhances executive productivity and encourages them to behave in the best interests of shareholders in times of uncertainty.

The significant economic contraction in the countries in which the Company operates has significantly affected the Company’s financial performance and its ability to execute the Strategic Plan. While the Strategic Plan remains the long-term objective of the Company, our near-term focus has shifted to meeting the immediate challenges facing the Company. The Company’s compensation program in 2009 is being adjusted to reflect this shift in priorities. This includes a change in the performance measurements for the annual performance bonus, the award of incentive stock options to aid in the retention of management, and suspension of our use of the Transformation Growth Plan.

General Compensation Philosophy:	The Company’s executive compensation programs are designed to create value for its shareholders. In 2007, Champion’s Compensation Committee conducted an extensive review of the Company’s executive compensation strategy and programs to ensure strong alignment between executive compensation and business strategy. As a result of this review, the Compensation Committee refined its compensation philosophy and approved certain changes to Champion’s executive compensation strategy for 2008. In response to the unprecedented declines in the U.S. housing market and the significant economic contraction in the countries in which the Company operates, the Compensation Committee has made refinements to this pay strategy for 2009.

Champion’s executive compensation strategy delivers clear messages about the business priorities of the Company and encourages executives to make value-enhancing decisions. Key elements of that strategy include:

•  Position Executive Pay Commensurate with Performance. Pay at competitive median levels of compensation for median performance; pay well above competitive levels for outstanding achievement; and pay well below competitive levels for poor performance. In executing this approach, the executive compensation strategy takes into consideration performance over a multi-year time frame, which is consistent with the Company’s business planning time horizon.

•  Emphasize Long-term Incentives in the Pay Mix, Commensurate with Size and Growth. As Champion grows in size, scope, and value, recognize executive performance increasingly through the use of long-term incentive opportunities, as opposed to fixed or short-term pay.

•  Benchmark Champion’s Pay Levels to a Specific Group as well as to a Broader Group of Peer Companies. Compare Champion’s executive compensation not only to a select group of companies similar to Champion, but also to a broader group of companies in the capital goods, automotive, and consumer durables industries.

•  Measure Performance in a Way that Strongly Links Executive Pay to the Sustained Creation of Shareholder Value. Focus executives on corporate financial and strategic performance that links to shareholder value. Reward only for absolute performance achievements for long-term incentives, but take into account both individual achievements and industry conditions when measuring performance for short-term incentives.

• Encourage Stock Ownership. Align executives with shareholders by encouraging them to hold a meaningful ownership stake in the Company.

• Retain High-Performing Executives. Encourage high-performing and valuable executives to stay with the Company over the long-term.

We do not allocate between cash versus non-cash compensation and short-term versus long-term compensation based on specific percentages. Instead, we believe that the compensation package for Named Executive Officers should be generally in line with the prevailing market, and that performance incentives should be more heavily weighted than base salaries and other fixed components of compensation. Each year the Compensation Committee evaluates the performance of the Chief Executive Officer and reviews with the Chief Executive Officer his evaluation of the other Named Executive Officers.

Benchmarking:	As a result of the Committee’s 2007 study of executive pay, Champion adopted a pay positioning strategy that pays commensurately with performance. In accordance with this strategy, we will:

• Pay at competitive median levels for competitive median performance;

• Pay at well above competitive levels for exceptional performance; and

• Pay at well below competitive levels for poor performance.

While execution of the Company’s Strategic Plan is being deferred to meet current challenges, our pay positioning strategy has not changed.

To execute the pay positioning strategy described above, market pay levels have been and will continue to be used as reference points for establishing Champion’s pay and for determining appropriate pay for performance relationships. Obtaining relevant and comparable market information is challenging for the Company. Given the nature of the manufactured housing industry, our direct competitors are generally not comparable to the Company due to size or other differences. Some are privately held and do not disclose pay levels, and others have senior executives with substantial equity holdings in the company. Our largest direct competitor is a subsidiary of a large diverse business entity, so the compensation levels of the executive officers of that competitor are not available. Pursuant to the executive compensation review conducted in 2007, the Compensation Committee adopted a pay peer benchmarking philosophy that draws on two different peer groups: (1) a specific group of 15 companies that are similar to Champion in terms of size, volatility, emphasis on long-term performance, and industry, and (2) a broader group of companies in the capital goods, automotive and consumer durables industries. The more specific group of 15 peers provides direct reference points for pay levels and practices, and the broader group of peers augments our statistical confidence in the analysis and further supports our findings from the specific peer group.

The specific group of 15 peer companies (“Peer Companies”) was screened based on a number of criteria, including 2006 revenue size between $500 million and $5 billion, GICS industry classifications of 2010 (capital goods), 2510 (autos and components), or 2520 (consumer durables), non-government, industrial business focus, stock price volatility, and long-term incentive mix. This Peer Group was recommended by the Compensation Committee’s compensation consultant, and approved by the Compensation Committee. The Peer Group currently consists of the following companies (ticker symbols in parenthesis): Actuant (ATU), BE Aerospace (BEAV), Fleetwood (FLTWQ.OB), Foster-Wheeler (FWLT), Graftech (GTI), Joy Global (JOYG), McDermott (MDR), NCI Building (NCS), Pall Corporation (PLL), Tenneco (TEN), Trinity Industries (TRN), SPX (SPW), URS (URS), Wabash (WNC) and Winnebago (WGO). The Compensation Committee reviews and refreshes the list of Peer Companies from time to time, as needed.

Information collected from the Peer Companies and periodically reviewed by the Committee includes total compensation levels (including base salary, annual bonus, long-term incentives, and other compensation), stock incentive practices (including dilution and share usage), and other related items for executive officer positions. Information from the broader peer group discussed above and from compensation surveys also is gathered periodically to assess and validate market pay levels. We believe our 2008 base salaries for our Named Executive Officers averaged near the median of the Peer Companies. We also believe that our retirement and other benefits and perquisites are very lean relative to general industry practice, but we have not attempted to quantify the shortfall or convert it into other forms of direct compensation. The low level of retirement and other benefits is a consideration, however, in determining other incentive compensation opportunities. In summary, we believe that information on how much other companies pay is only one of many factors to be considered in evaluating the supply and demand for executives, with compensation decisions ultimately reflecting an evaluation of each individual’s contribution and value to the Company.

Share Retention Requirements:	We believe that retention of Company Common Stock by the Named Executive Officers is very important and shows a strong commitment to the Company. Pursuant to a policy adopted by the Board in 2004, Named Executive Officers are required to retain a minimum level of Company Common Stock depending on the position held. Any Named Executive Officer receiving stock compensation pursuant to a performance share award or restricted stock award is required to retain and not sell at least 50% of the after tax shares received until their minimum Company Common Stock retention levels are achieved. The current minimum Company Common Stock retention levels for the Named Executive Officers, subject to periodic review by the Compensation Committee, are:

•	William C. Griffiths	250,000 shares
Chairman, President and Chief Executive Officer

•	Phyllis A. Knight	75,000 shares
Executive Vice President, Treasurer and Chief Financial Officer

•	Roger K. Scholten	75,000 shares
Sr. Vice President, Secretary and General Counsel

•	Richard P. Hevelhorst	25,000 shares
Vice President and Controller

The stock retention requirements are intended to align the interests of the Named Executive Officers with those of the Company’s shareholders. The Company’s General Counsel monitors Named Executive Officer share retention and reports to the Compensation Committee annually on stock retention levels and stock retention requirement compliance. The current Company Common Stock retention level for each of the Named Executive Officers is set forth in the Management Share Retention table on page 49. When calculating retention levels for the stock retention requirements, we include any shares directly owned but we do not include unexercised stock options, unvested restricted stock awards, or unvested performance share awards. As of March 20, 2009, each of the current Named Executive Officers is in full compliance with the Company’s stock retention policy.

Trading Restrictions:	It is a policy of the Company that Named Executive Officers may not purchase or sell options, puts, calls, or other derivative securities in the Company’s Common Stock. In addition, Named Executive Officers may not purchase any of the Company’s publicly traded debt securities.

Elements and Analysis of Compensation:	The compensation program for the Company’s Named Executive Officers is composed of the elements set forth below. The Short Term Incentive Plan (STIP), Performance Share Plan (PSP), and Transformation Growth Plan (TGP) for 2008, which are each more particularly described below, are separate components of the Company’s compensation strategy for Named Executive Officers. The PSP and TGP are each governed by and administered under the Company’s 2005 Equity Compensation and Incentive Plan.

Base Salary:	The Compensation Committee reviews the base salaries of the executive officers each year, as well as at the time of a promotion or any other change in responsibilities. Base salaries are established in accordance with each executive’s position, performance, experience and skills, as well as market practices. Base salary increases are usually established around the end of each calendar year and take effect on January 1, although the Compensation Committee reserves the right to change this schedule in the future.

In early 2008, the Compensation Committee recommended and the Board subsequently approved base salary increases for the Named Executive Officers effective as of January 1, 2008. The base salary increase for Mr. Griffiths, the Chairman, President and Chief Executive Officer, was based on his 2007 performance evaluation, an analysis of competitive pay levels, and his continuing development as Chairman, President and Chief Executive Officer of the Company. The base salary increases for the other Named Executive Officers were based upon their individual performance and an analysis of competitive pay levels for each position. The increases are shown in the table below:

		2008 Base
Name	2007 Base Salary	Salary	% Increase

William C. Griffiths	$765,000	$795,000	3.9%
Phyllis A. Knight	$379,000	$400,000	5.5%
Roger K. Scholten	$340,000	$340,000	0.0%
Jeffrey L. Nugent	$216,000	$250,000	15.7%
Richard P. Hevelhorst	$211,000	$230,000	9.0%

In early 2009, the Compensation Committee determined that Company performance was not sufficient to warrant salary increases for any of the Named Executive Officers for 2009.

Annual Performance Bonuses:	We believe a significant portion of the Named Executive Officer cash compensation each year should be based on performance against set performance targets. Annual performance bonuses are provided to the Named Executive Officers as cash bonuses based on the achievement of certain performance targets. Annual performance bonuses are designed to focus participants on and reward for the achievement of specific annual financial objectives of the Company. Each participant is assigned a target and maximum bonus opportunity as a percentage of base salary.

Annual performance bonuses are based on the achievement of performance targets that are reviewed and agreed to by the Compensation Committee. Each year, the Compensation Committee reviews the performance targets and the criteria used to measure those targets. The performance targets and criteria used to measure those targets are established by the Compensation Committee near the start of each fiscal year. Performance bonuses are generally payable in the first quarter of the following year, after final determination by the

Compensation Committee as to what extent, if any, the performance targets have been met.

2008 Annual Performance Bonuses. Pursuant to the Committee’s 2007 executive compensation review, the Committee recommended and the Board approved modification of certain elements of the Named Executive Officer’s annual performance bonuses for 2008 and changed the name of the program to the Short Term Incentive Plan (“STIP”). These changes were made to better align the annual performance bonuses with Champion’s Strategic Plan, and to recognize the powerful effects that industry conditions have on Company performance. The 2008 annual performance bonuses for the Named Executive Officers were structured similarly to the previous annual bonuses, based on performance against a set financial target with each participant assigned a target and maximum bonus opportunity as a percentage of base salary. There were however two significant changes from prior years: (i) the criterion for the performance targets was changed from “cash earnings” to “total business value”, and (ii) the award could be adjusted upwards or downwards using a discretionary adjustment mechanism based on factory-built housing shipments, to account for changing conditions in the factory-built housing industry and other factors the Committee deems relevant.

For the 2008 annual performance bonuses, the criterion used to measure the performance targets was the percentage change in total business value. Total business value is calculated using a proprietary model developed by the Company and the compensation consultant that values the financial performance of the Company as a function of its cash earnings, cash return on investment, and net distributions to the Company’s shareholders. In addition, the Company also uses this total business value model to analyze and value decisions around acquisitions, divestitures, and capital investments.

The improvements in total business value needed to generate threshold, target and maximum awards under the STIP is a function of competitive performance benchmarks of the broad peer group from the capital goods, automotive components, and consumer durables industry sectors described in the “Benchmarking” section above. The performance goal is calibrated so that median (fiftieth percentile) improvement in total business value will generate target annual performance bonuses; exceptional improvement in total business value (five times median improvement, or eighty-fifth percentile performance) will generate maximum annual performance bonuses of three times the target bonuses; and unchanged total business value (thirty-fifth percentile performance) will generate threshold bonuses of 50% of target bonuses. The annual performance bonus shall be pro-rated if actual performance falls between the target and the threshold or maximum amounts. A decrease in total business value will generate no annual performance bonuses. This total business value model was developed by the Company with the assistance of the Compensation Committee as part of a proprietary analysis of the factors that the Company believes drive long-term and sustainable changes in its stock price and overall shareholder value.

The Committee may in its discretion increase or decrease the STIP awards by up to 50% of the target bonus for significant increases or decreases in U.S. factory-built housing shipments, or for other exceptional performance considerations such as acquisitions, divestitures, or for outstanding individual contributions. The Committee has established certain guidelines for adjustments based on increases or decreases in U.S. factory-built housing shipments. In addition, the Committee may adjust actual awards downward based on Company performance and/or individual performance considerations.

The potential performance bonuses for 2008 are set forth in the table below and are expressed as a percentage of base salary.

	Potential 2008 Performance Bonus
	(as a percentage of base salary)
Name	Threshold	Target	Maximum

William C. Griffiths	50%	100%	300%
Phyllis A. Knight	40%	80%	240%
Roger K. Scholten	25%	50%	150%
Jeffrey L. Nugent	25%	50%	150%
Richard P. Hevelhorst	25%	50%	150%

Because the Company’s change in total business value during 2008 was below the threshold level pre-determined by the Compensation Committee, no Named Executive Officer received a STIP performance bonus for 2008. Although the Committee had the ability under the STIP to make a discretionary award for 2008, it refrained from doing so due to the challenging financial conditions the Company faces.

Changes for the 2009 Annual Performance Bonuses. In response to the credit crisis and the Company’s financial challenges, the Committee recommended and the Board approved certain modifications to the Short Term Incentive Plan (“STIP”) for the Named Executive Officers for 2009. Rather than measuring performance against an increase in the Company’s “total business value”, the 2009 STIP performance bonus will be earned upon attainment of specific financial targets comprised of quarterly cash and EBITDA goals. Unlike previous years, the STIP does not have a threshold or maximum performance level. Target awards will be paid only if performance goals are met or exceeded. Potential performance bonuses for 2009 are set forth in the table below, and are expressed as a percentage of base salary.

Potential 2009
Performance Bonus
(as a percentage of base salary)
Name	Target

William C. Griffiths	100%
Phyllis A. Knight	80%
Roger K. Scholten	50%
Richard P. Hevelhorst	50%

Long-Term Incentive Compensation:	We believe that equity-based compensation gives the Named Executive Officers a continuing stake in the long-term success of the Company and aligns their interests with the interests of the Company’s shareholders.

Long-term incentive compensation further focuses the Named Executive Officers on certain long-term objectives of the Company believed to be closely linked to shareholder value, and rewards them for the achievement of those long-term objectives. The amount and mix of long-term performance incentives given to each Named Executive Officer are based on level of job responsibility, individual performance, experience, and skill level. Long-term performance incentives are also based on a review of prior grants, market data for comparable executive officers in the Peer Group and recommendations from its compensation consultant.

Performance Share Awards:	Performance share awards are designed to provide strong incentives to achieve superior Company performance, while encouraging value-creating decisions that benefit the shareholders. They are also designed to help retain talented executives and encourage stock ownership by management. Performance share awards are usually granted to the Named Executive Officers around the beginning of each calendar year. The Compensation Committee recommended and the Board approved the performance goals and the number of shares granted to each Named Executive Officer in 2008. Going forward, the Board has delegated to the Compensation Committee the authority to approve the compensation for each Named Executive Officer other than the Chief Executive Officer. The number of shares granted to each Named Executive Officer is based on their expected impact on the long-term performance of the business, a review of prior grants, and market data for executives in similar positions.

All current outstanding performance share awards are earned by the Named Executive Officers based on two factors: (i) the Company’s achievement of certain performance goals over a three year performance period, and (ii) each Named Executive Officer’s continued employment with the Company until financial results are finalized for the third year of the performance period. If a Named Executive Officer is no longer employed with the Company when financial results are finalized for the third year of the performance period, all the performance shares for that award are forfeited, including any earned but unvested shares. The annual granting of performance share awards and the overlapping three-year vesting of those awards are designed to promote the retention of the Named Executive Officers.

A description of all outstanding performance share awards for the Named Executive Officers as of the end of the 2008 fiscal year is contained in the Outstanding Equity Awards at Fiscal Year End Table on page 41. The performance share awards granted during the 2008 fiscal year are summarized in the Grants of Plan-Based Awards Table on page 39. There are currently four different sets of performance share awards outstanding for the Named Executive Officers, including those granted in early 2009:

•  The performance share awards granted January 6, 2006 based on the Company’s performance in fiscal years 2006-2008. These shares were 27.5% earned and vested, and were recently distributed to the eligible Named Executive Officers.

• The performance share awards granted on February 13, 2007 based on the Company’s performance in fiscal years 2007-2009. These shares are 20.2% earned based on the Company’s performance in 2007 and 2008.

• The performance share awards granted on February 18, 2008 based on the Company’s performance in fiscal years 2008-2010. These shares are 0% earned based on the Company’s performance in 2008.

• The performance share awards granted on March 6, 2009 based on the Company’s performance in fiscal years 2009-2011.

The Compensation Committee reserves the right to revisit all aspects of any future performance share awards and performance goals.

2008 Performance Share Grant. Pursuant to the Committee’s 2007 executive compensation review, the Committee changed the criterion for the performance share awards granted in 2008 and changed the name of the program to the Performance Share Plan (“PSP”). These changes were made to better align the performance share awards with Champion’s five-year Strategic Plan. The criterion for the performance goal was changed from “cash earnings” to “total business value”. See discussion of total business value above in the “2008 Annual Performance Bonuses” portion of the “Performance Bonus” section. The number of shares earned is based on the percentage increase in the total business value over the three-year performance period from 2008 to 2010. Unlike previous performance share awards, shares are not earned or vested each year. Awards are earned based on the increase in total business value over the entire three-year performance period, and the Named Executive Officers must remain employed with the Company until earnings are finalized for the third year of the performance period for the shares to become vested. On February 18, 2008, the Compensation Committee recommended and the Board approved the following performance share awards for to the Company’s Named Executive Officers:

2008 Performance Share
Name	Awards Granted (Target)

William C. Griffiths	150,000
Phyllis A. Knight	50,000
Roger K. Scholten	30,000
Jeffrey L. Nugent	17,500
Richard P. Hevelhorst	15,000

The improvements in total business value needed to generate target awards is a function of competitive performance benchmarks of the broad peer group from the capital goods, automotive components, and consumer durables industry sectors described in the “Benchmarking” section above. The performance goal is calibrated so that median or above improvement in total business value will generate the full target performance share award; and threshold or unchanged total business value (thirty-third percentile performance) will generate half of the target performance share award. The number of shares earned shall be pro-rated if performance falls between the threshold and target performance. A decrease in total business value over the performance period will result in no performance shares earned. These performance share awards are designed to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code and therefore be deductible by the Company.

Changes for 2009 Performance Share Grant. As of March 6, 2009, the Compensation Committee, with the approval of the Board for the Chief Executive Officer, approved the performance share grants set forth below, expressed in shares that potentially may be awarded.

2009 Performance Share
Name	Awards Granted (Target)

William C. Griffiths	200,000
Phyllis A. Knight	67,000
Roger K. Scholten	40,000
Richard P. Hevelhorst	20,000

2008 Transformation Growth Plan. In early 2008, the Compensation Committee established a new Transformation Growth Plan (“TGP”) for the Named Executive Officers and certain other officers of the Company deemed to have significant influence over the long-term achievement of the Company’s strategic objectives. The objectives of the TGP are:

• Focus management on achievement of long-term goals consistent with the Strategic Plan

• Measure the ability of management to significantly grow and transform the Company in terms of revenue, profit and value

• Encourage long-term sustainable growth in value for shareholders

• Pay only for above market performance

• Encourage ownership of the Company’s stock

• Promote retention of those individuals who are critical to the success of the business

Shares under the TGP are earned by the Named Executive Officers upon the achievement of three distinct performance goals: (i) the Company’s achievement of an above median total business value threshold, (ii) the Company’s achievement of revenue objectives set in accordance with the Company’s Strategic Plan, and (iii) continued employment with the Company until the earned shares are vested.

On February 18, 2008 the Compensation Committee recommended and the Board approved the following TGP restricted stock grants to the Company’s Named Executive Officers (as subsequently amended due to annual limitations in the 2005 Equity and Compensation Plan):

Number of Transformation Growth
Name	Plan (TGP) Shares Granted

William C. Griffiths	235,000
Phyllis A. Knight	125,000
Roger K. Scholten	75,000
Jeffrey L. Nugent	35,000
Richard P. Hevelhorst	30,000

However, in light of the significant economic contraction in the countries in which the Company operates and the anticipated difficulty of meeting the TGP goals, which were predicated upon relatively normal global housing and credit markets, all TGP participants, including the Named Executive Officers, in February 2009, agreed to forfeit all outstanding TGP grants. As a consequence, there are no outstanding TGP grants. However, the Committee reserves the right to make future grants under the TGP as it deems appropriate.

Restricted Stock Awards. The Company occasionally grants one-time restricted stock awards to the Named Executive Officers based on outstanding individual performance or as an inducement for a person to join the Company. On February 18, 2008, the Committee granted Mr. Griffiths a special restricted stock award of 15,000 shares of Company Common Stock (valued at $8.37 on the award date). This award was granted in recognition of Mr. Griffiths’ outstanding leadership and strategic performance in 2007, including the identification and execution of key strategic acquisitions and the development of a compelling strategic plan for the Company. This award vested on February 18, 2009, and was paid to Mr. Griffiths. There were no other restricted awards granted in the 2008 fiscal year. A description of all outstanding restricted stock awards for the Named Executive Officers at the end of the 2008 fiscal year is contained in the Outstanding Equity Awards at Fiscal Year End Table on page 41.

Incentive Stock Options. The use of stock options as the primary long-term incentives for the Named Executive Officers has been in recent years largely replaced by performance share awards. However, in light of current market conditions, concerns regarding the retention of key management, and a desire to focus management on restoring value to shareholders, the Committee determined it was appropriate to issue a special grant of incentive stock options to the Named Executive Officers.

As of March 6, 2009, the Company granted retention awards in the form of incentive stock options to the Named Executive Officers to purchase shares in the following amounts at an exercise price of $0.20 per share (the fair market value of the Company Common Stock on the grant date). As long as the Named Executive Officers remain employed with the Company, these options will fully vest on March 6, 2011, and will remain exercisable until March 6, 2016.

2009 Retention Awards
Name	Incentive Stock Options

William C. Griffiths	200,000
Phyllis A. Knight	100,000
Roger K. Scholten	85,000
Richard P. Hevelhorst	57,500

There were no stock options granted in the 2008 fiscal year. A description of all outstanding stock option awards for the Named Executive Officers at the end of the 2008 fiscal year is contained in the Outstanding Equity Awards at Fiscal Year End Table on page 41.

Executive Benefits and Perquisites:	In accordance with the Company’s philosophy to de-emphasize executive benefits and perquisites, the Company provides lean benefits and perquisites to its Named Executive Officers. The value of these executive benefits and perquisites are below competitive levels. The following table summarizes benefits provided to Named Executive Officers and how these benefits compare to those provided to other employees.

Plan	Benefit
Description	Description	Offered to:

Health Plan	Normal employee health plan	Most other employees
401(k) Plan	In 2008, 50% match up to 6% of salary and bonus to $7,500 maximum Subsequent to January 23, 2009, no match in 2009	All other employees
Non-Qualified Deferred Compensation Plan	No Company contributions	All senior managers
Short-term Disability	100% of base salary for 26 weeks	All senior managers
Life Insurance	2 x salary	All senior managers

No executive perquisites are provided to any Named Executive Officer, except that the Company reimburses the Chief Executive Officer for country club membership dues and assessments, as negotiated as an inducement in his employment agreement.

Severance Benefits:	We believe that the Company should provide reasonable severance benefits to our employees. We also believe that, as partial consideration for such severance benefits, it is in the Company’s best interest to: (i) obtain a release from employees to avoid future disputes, and (ii) prevent key employees from competing with the Company after their employment is terminated by requiring non-solicitation and non-competition provisions in the severance agreement.

Severance agreements were included in employment agreements for certain Named Executive Officers to address competitive concerns when those Named Executive Officers were recruited. Mr. Griffiths’ employment agreement, which on December 17, 2008, was extended for a four-year term, includes severance provisions. If Mr. Griffiths is terminated without cause or if he terminates his employment for good reason, Mr. Griffiths is entitled to: (i) a pro-rata portion of his performance bonus for the year of termination, and (ii) base salary continuation for 24 months. Ms. Knight’s employment agreement also includes severance provisions. If Ms. Knight is terminated by the Company for any reason other than gross malfeasance or legal reasons or if she terminates her employment after her title, compensation and/or responsibilities are reduced, she is entitled to: 18 months of (i) base salary, (ii) bonus, and (iii) benefits.

The Company’s Executive Officer Severance Plan (the “Severance Plan”) that covers the other Named Executive Officers was amended effective December 31, 2008, to bring it into compliance with Section 409A of the Internal Revenue Code. The Severance Plan, as amended, provides that if a participant’s employment is terminated by the Company without cause or by the participant for good reason the participant is entitled to receive severance benefits. Severance benefits include the following for up to 18 months: (i) base salary continuation payments, less the amount of any other severance payments received from the Company, and (ii) health and other insurance benefits. After the first 12 months the participant must start actively seeking other employment, and any compensation earned from other employment is set off against any severance benefits. Before receiving any severance benefits, participants in the Severance Plan must sign a general release of all claims against the Company. In addition, participants must comply with non-solicitation and non-competition provisions that survive for two years.

Assuming a hypothetical termination date of January 3, 2009, the benefits payable to the Named Executive Officers under their severance agreements would be estimated as set forth in the Potential Payments Upon Termination or Change-in-Control Disclosure table on page 45. These amounts are estimates only, and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers.

Change in Control:	The Company has a separate change in control agreement with each of the Named Executive Officers. Each of these agreements, with the exception of Mr. Nugent’s, were amended effective December 17, 2008, to bring them into compliance with Section 409A of the Internal Revenue Code. Due to Mr. Nugent’s separation from employment with the Company, effective December 26, 2008, his agreement has terminated. The Company also has change in control provisions in certain equity grants made to Named Executive Officers. These agreements and provisions are intended to provide for continuity of management in the event of a change of control. Based on the Compensation Committee’s discussions with and data provided by its compensation consultant, we believe the level of benefits included in these agreements and provisions, as described below, are consistent with the general practice among our Peer Group.

The change in control agreement for each Named Executive Officer is a “double trigger” agreement, meaning the officer would only receive a cash severance payment if his or her employment were to be terminated by the Company without cause, or by the officer for good reason, following a change in control of the Company.

The main benefits payable under each change in control agreement are:

• a pro-rata portion of the officer’s performance bonus for the year of termination,

• a severance payment of up to two times the sum of the officer’s annual base salary and target performance bonus, plus

• health and other insurance benefits for up to two years from date of termination.

The agreements for Mrs. Knight and Messrs. Scholten and Hevelhorst also include non-solicitation and non-competition obligations on the part of the officer that survive for two years following the date of termination. The agreement for Mr. Griffiths references similar non-solicitation and non-competition obligations in his employment agreement. The agreement for Mr. Griffiths also provides that in certain circumstances the severance payment will be increased to fully compensate Mr. Griffiths for any U.S. federal excise tax paid by him due to his receiving the severance payment, as well as for any U.S. federal, state or local income tax payments arising due to his receipt of such additional amount. This gross up payment would not be paid to Mr. Griffiths, however, if the excise tax could be avoided by reducing the amount of his severance payment by up to 7.5%. The Company considered similar tax gross-up provisions for its other Named Executive Officers, but declined to adopt such provisions because of the financial inefficiency of tax gross-up provisions. Their agreements do not include a tax gross-up provision, but instead provide that in certain circumstances the severance payment may be reduced so that the payment will not be subject to U.S. federal excise taxes.

There is no explicit change in control provision for the performance share awards granted to the Named Executive Officers on February 13, 2007, February 18, 2008 and March 6, 2009, but the Compensation Committee has discretionary authority to vest all or a portion of these shares upon a change in control. All other equity awards to the Named Executive Officers were granted under the Company’s shareholder approved 1995 Stock Option and Incentive Plan (the “1995 Plan”). Pursuant to the terms of the 1995 Plan all grants under that plan have “single triggers”, meaning the awards vest immediately upon a change in control of the Company.

Assuming a hypothetical termination date of January 3, 2009, the benefits payable to the Named Executive Officers under the change in control agreements and provisions would be estimated as set forth in the Potential Payments Upon Termination or Change-in-Control Disclosure table on page 45. These amounts are estimates only, and do not necessarily reflect the actual amounts that would paid to the Named Executive Officers.

Impact of Regulatory Requirements:	Tax Deductibility of Pay. Section 162(m) of the Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers. There is an exception to the $1 million limitation for performance-based compensation that is based on nondiscretionary, pre-established performance goals. The Compensation Committee believes that it has taken appropriate actions to preserve the deductibility of most of the annual performance bonuses and long-term performance incentive awards. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards to enable the Company to attract, retain and motivate highly qualified executives. The Compensation Committee therefore reserves the authority to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations and guidance, no assurance can be given that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Excise Tax on Certain Change in Control Payments. U.S. federal tax law imposes tax penalties on payments associated with a change of control to the extent they exceed a specified level. These penalties include a 20% excise tax on executives and elimination of a tax deduction by the Company. See the discussion in the section on change-in-control payments for an explanation of the implications of this excise tax provision on the design of our change-in-control programs.

Section 409A of the Internal Revenue Code. Awards under the Company’s benefits plans and employment agreements may, in some cases, result in a deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. Generally, to the extent these awards are subject to Section 409A, such awards will be subject to immediate taxation in the year they vest and a 20% tax penalty unless the requirements of Section 409A are satisfied. It is the intent of the Company that awards under its benefits plans and employment agreements be structured and administered in a manner that complies with the requirements of Section 409A. To this effect, in December 2008, the Board amended the Company’s benefits plans and employment agreements in order to comply with the requirements of Section 409A of the Internal Revenue Code.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the last three fiscal years of the Company’s principal executive officer, principal financial officer and the other three most highly compensated executive officers.

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)(2)	($)	($)	Earnings ($)	($)	($)
William C. Griffiths Chairman, President & Chief Executive Officer	2008	$810,288	$0	$62,272(3)	$0	$0	$0	$26,487(17)	$899,047

	2007	$765,000	$410,040(1)	$1,142,306(4)	$163,337(15)	$0	$0	$18,781(17)	$2,499,464

	2006	$675,000	$0	$1,031,033(5)	$163,332(15)	$0	$0	$15,978(17)	$1,885,343

Phyllis A. Knight Executive Vice President, Chief Financial Officer & Treasurer	2008	$407,692	$0	$90,324(6)	$0	$0	$0	$10,340(18)	$508,356

	2007	$379,000	$162,515(1)	$427,228(7)	$0	$0	$0	$8,569(18)	$977,312

	2006	$364,000	$0	$471,083(8)	$84,600(16)	$0	$0	$6,634(18)	$926,317

Roger K. Scholten Senior Vice President, General Counsel & Secretary	2008	$346,538	$0	$0	$0	$0	$0	$5,836(19)	$352,374

Jeffrey L. Nugent Vice President, Human Resources	2008	$250,000	$0	$46,164(9)	$0	$0	$0	$9,050(20)	$305,214

	2007	$216,000	$57,888(1)	$304,840(10)	$0	$0	$0	$7,517(20)	$586,245

	2006	$208,000	$0	$309,183(11)	$0	$0	$0	$6,010(20)	$523,193

Richard P. Hevelhorst Vice President & Controller	2008	$234,423	$0	$(6,289)(12)	$0	$0	$0	$8,878(21)	$237,012

	2007	$211,000	$56,548(1)	$123,045(13)	$0	$0	$0	$7,343(21)	$397,936

	2006	$203,000	$0	$120,017(14)	$0	$0	$0	$7,274(21)	$330,291

(1)	The Compensation Committee determined that the Company had actually achieved 33.6% of the target annual performance bonus in 2007, but the Committee recommended and the Board approved an additional 20.0% discretionary annual performance bonus.

(2)	Shares earned and compensation amount calculated in accordance with SFAS 123(R).

(3)	Amount represents the sum of the following: (i) 1,049 shares (1.0%) of the 110,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; (ii) negative 7,788 shares (negative 5.2%) of the 150,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share; and (iii) 13,115 shares (87.4%) of the 15,000 share restricted stock award dated February 18, 2008 that vested on February 18, 2009.

(4)	Amount represents the sum of the following: (i) 19.4% of the 61,665 share restricted stock award dated August 1, 2004, at the award date NYSE closing price of $9.73 per share; (ii) 19.4% of the 61,665 share performance share award dated August 1, 2004, at the award date NYSE closing price of $9.73 per share; (iii) one-third of the 110,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (iv) 12.5% of the 110,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (v) 25.4% of the 150,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share.

(5)	Amount represents the sum of the following: (i) one-third of the 61,665 share restricted stock award dated August 1, 2004, at the award date NYSE closing price of $9.73 per share; (ii) one-third of the 61,665 share performance share award dated August 1, 2004, at the award date NYSE closing price of $9.73 per share; (iii) one-third of the 110,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iv) 14.0% of the 110,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share.

(6)	Amount represents the sum of the following: (i) one-fifth of the 45,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) 381 shares (1.0%) of the 40,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (iii) negative 2,596 shares (negative 5.2%) of the 50,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share.

(7)	Amount represents the sum of the following: (i) one-fifth of the 45,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 40,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (iii) 12.5% of the 40,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (iv) 25.4% of the 50,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share.

(8)	Amount represents the sum of the following: (i) one-fifth of the 45,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 40,000 share performance share award dated March 15, 2004, at the award date NYSE closing price of $10.19 per share; (iii) one-third of the 40,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iv) and 14.0% of the 40,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share.

(9)	Amount represents the sum of the following: (i) one-fifth of the 25,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) 286 shares (1.0%) of the 30,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (ii) negative 2,077 shares (negative 5.2%) of the 40,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share.

(10)	Amount represents the sum of the following: (i) one-fifth of the 25,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 30,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (iii) 12.5% of the 30,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (iv) 25.4% of the 40,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share.

(11)	Amount represents the sum of the following: (i) one-fifth of the 25,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 20,000 share performance share award dated March 15, 2004, at the award date NYSE closing price of $11.75 per share; (iii) one-third of the 30,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iv) 14.2% of the 30,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share.

(12)	Amount represents the sum of the following: (i) 143 shares (1.0%) of the 15,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (ii) negative 1,038 shares (negative 5.2%) of the 20,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share.

(13)	Amount represents the sum of the following: (i) one-third of the 15,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) 12.5% of the 15,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (iii) 25.4% of the 20,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share.

(14)	Amount represents the sum of the following: (i) one-third of the 10,000 share performance share award dated March 15, 2004, at the award date NYSE closing price of $10.19 per share; (ii) one-third of the 15,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iii) 14.0% of the 15,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share.

(15)	2007 amount consisted of a stock option award of 33,334 shares that vested in 2007, valued at the award date fair value of $4.90 per share. 2006 amount consisted of a stock option award of 33,333 shares that vested in 2006, valued at the award date fair value of $4.90 per share. Fair value was determined using the Black-Scholes option-pricing model.

(16)	Amount represents one-fourth of the stock option award of 480,000 shares granted on October 17, 2002. The award vested in annual installments on each of the first four anniversaries of the grant date. The value reported was for a pro-rated nine months of compensation cost in 2006, based on a grant date fair value of $0.94 per share. Fair value was determined using the Black-Scholes option-pricing model.

(17)	2008 includes $6,900 of Company contributions to the Savings Plan, $6,837 of life and long-term disability insurance premiums, and $12,750 for country club membership dues and assessments. 2007 includes a net $6,300 of Company contributions to the Savings Plan, $3,672 of life insurance premiums, and $8,809 for monthly country club membership dues. 2006 includes a net $5,178 of Company contributions to the Savings Plan, $2,700 of life insurance premiums, and $8,100 for monthly country club membership dues.

(18)	2008 includes $6,900 of Company contributions to the Savings Plan and $3,440 of life and long-term disability insurance premiums. 2007 includes a net $6,750 of Company contributions to the Savings Plan and $1,819 of life insurance premiums. 2006 includes a net $5,178 of Company contributions to the Savings Plan and $1,456 of life insurance premiums.

(19)	2008 includes $2,912 of Company contributions to the Savings Plan and $2,924 of life and long-term disability insurance premiums.

(20)	2008 includes $6,900 of Company contributions to the Savings Plan and $2,150 of life and long-term disability insurance premiums. 2007 includes a net $6,480 of Company contributions to the Savings Plan and $1,037 of life insurance premiums. 2006 includes a net $5,178 of Company contributions to the Savings Plan and $832 of life insurance premiums.

(21)	2008 includes $6,900 of Company contributions to the Savings Plan and $1,978 of life and long-term disability insurance premiums. 2007 includes a net $6,330 of Company contributions to the Savings Plan and $1,013 of life insurance premiums. 2006 includes a net $6,300 of Company contributions to the Savings Plan and $974 of life insurance premiums.

Employment Agreements

William C. Griffiths:	The Company has an employment agreement with Mr. Griffiths, dated July 12, 2004, and extended for a four-year term on December 17, 2008, which provides for an initial annual salary of $600,000. This amount increased to $675,000 effective January 1, 2006, to $765,000 effective January 1, 2007 and to $795,000 effective January 1, 2008. Mr. Griffiths is entitled to participate in various benefit and incentive plans.

Phyllis A. Knight:	The Company has a letter agreement with Mrs. Knight, dated October 17, 2002, and amended on December 17, 2008 to bring it into compliance with Section 409A of the Internal Revenue Code, which provides for an initial annual salary of $350,000, but with a voluntary reduction to $320,000 until the Company returned to profitability. This amount was reset to $350,000 in 2004, and increased to $364,000 effective January 1, 2006, to $379,000 effective January 1, 2007 and to $400,000 effective January 1, 2008. Mrs. Knight is entitled to participate in various benefit and incentive plans.

Roger K. Scholten	The Company has a letter agreement with Mr. Scholten, dated October 17, 2007, which provides for an initial annual salary of $340,000. Mr. Scholten’s annual salary did not increase in 2008. Mr. Scholten is entitled to participate in various benefits and incentive plans.

Jeffrey L. Nugent:	The Company had a letter agreement with Mr. Nugent dated September 21, 2004, which provided for an initial annual salary of $200,000. This amount increased to $208,000 effective January 1, 2006, to $216,000 effective January 1, 2007 and to $250,000 effective January 1, 2008. Due to Mr. Nugent’s separation from employment with the Company, effective December 26, 2008, his agreement was terminated.

Grants of Plan-Based Awards

The following table provides information regarding equity and non-equity plan awards granted during fiscal 2008 to the executives listed in the Summary Compensation Table. These performance share awards were granted pursuant to the Company’s 2005 Equity Compensation and Incentive Plan. For further information on these awards, please see the “Performance Share Awards” section of the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement.

								All Other	All Other
		Estimated Future Payouts			Estimated Future Payouts			Stock	Option	Exercise/	Grant date
		Under Non-Equity			Under Equity			Awards:	Awards:	Base	fair value
		Incentive Plan Awards			Incentive Plan Awards			# of	# of	Price	of stock
								Shares	Securities	of Option	and option
	Grant	ThresHold	Target	Maximum	Threshold	Target	Maximum	of Stock/	Underlying	Awards	awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units	Options	($/Sh)	($)(4)
William C. Griffiths		$0	$0	$0				0	0	0
Chairman, President & Chief Executive Officer

2008 TGP award	2/18/2008					235,000(1)	235,000				$1,966,950

2008 performance award	2/18/2008					150,000(2)	150,000				$1,255,500

2008 restricted stock award	2/18/2008					15,000(3)	15,000				$125,550

Phyllis A. Knight		$0	$0	$0				0	0	0
Executive Vice President, Chief Financial Officer & Treasurer

2008 TGP award	2/18/2008					125,000(1)	125,000				$1,046,250

2008 performance award	2/18/2008					50,000(2)	50,000				$418,500

Roger K. Scholten		$0	$0	$0				0	0	0
Senior Vice President, General Counsel & Secretary

2008 TGP award	2/18/2008					75,000(1)	75,000				$627,750

2008 performance award	2/18/2008					30,000(2)	30,000				$251,100

Jeffrey L. Nugent		$0	$0	$0				0	0	0
Vice President, Human Resources

2008 TGP award(5)	2/18/2008					35,000(1)	35,000				$292,950

2008 performance award(5)	2/18/2008					17,500(2)	17,500				$146,475

Richard P. Hevelhorst		$0	$0	$0				0	0	0
Vice President & Controller

2008 TGP award	2/18/2008					30,000(1)	30,000				$251,100

2008 performance award	2/18/2008					15,000(2)	15,000				$125,550

(1)	The 2008 Transformation Growth Plan (“TGP”) shares were granted to the Named Executive Officers on February 18, 2008, and are earned based upon attainment of five-year performance goals covering fiscal years 2008 through 2012. The TGP shares may be earned after three, four or five years only if certain threshold targets are first attained and then based on the degree to which the performance targets are attained. Earned TGP shares will vest over two years from the date earned, subject to the continued employment of the Named Executive Officers with the Company. In February 2009, all TGP participants agreed to the forfeiture of all outstanding TGP awards.

(2)	The 2008 performance share awards were granted to the Named Executive Officers on February 18, 2008, and are earned based upon attainment of three-year performance goals covering fiscal years 2008 through

2010. Any 2008 performance shares earned will vest in February or March of 2011, so long as the Named Executive Officer is still employed with the Company when the Company’s earnings for 2010 are finalized.

(3)	The 2008 performance share award was granted to Mr. Griffiths on February 18, 2008 and vested on February 18, 2009.

(4)	The grant date of February 18, 2008 was a bank holiday. The grant date fair value was based on the NYSE closing price on the next trading day, February 19, 2008 of $8.37 per share.

(5)	Mr. Nugent forfeited all such share awards upon his separation from employment with the Company on December 26, 2008.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding equity awards outstanding as of January 3, 2009 to the executives listed in the Summary Compensation Table.

	Option Awards					Stock Awards
Equity
Incentive
Plan
								Equity	Awards:
								Incentive	Market
								Plan	or Payout
			Equity					Awards:	Value of
			Incentive				Market	# of	Unearned
			Plan				Value of	Unearned	Shares,
	# of	# of	Awards:			# of	Shares or	Shares,	Units or
	Securities	Securities	# of Securities			Shares	Units of	Units or	Other
	Underlying	Underlying	Underlying	Option		or Units of	Stock	Other	Rights
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock	That Have	Rights	That Have
	Options	Options	Unearned	Price	Expiration	That Have	Not Vested	That Have	Not Vested
	Exercisable	Unexercisable	Options	($)	Date	Not Vested	($)	Not Vested	($)
						(1)	(2)	(3)	(2)
William C. Griffiths	100,000	0	0	$9.73	8/1/2009	73,628 (4)	$46,385	76,886 (8)	$48,438
Chairman, President & Chief Executive Officer

Phyllis A. Knight	0	0	0	$0		22,123 (5)	$13,937	32,964 (9)	$20,768
Executive Vice President, Chief Financial Officer & Treasurer

Roger K. Scholten	0	0	0	$0		0	$0	15,000 (10)	$9,450
Senior Vice President, General Counsel & Secretary

Jeffrey L. Nugent	0	0	0	$0		0 (6)	$0	0 (6)	$0
Vice President, Human Resources

Richard P. Hevelhorst	0	0	0	$0		8,160 (7)	$5,141	7,500 (11)	$4,725
Vice President & Controller

(1)	This column includes unvested restricted stock awards and shares of performance share awards that have been earned pursuant to the performance goals and other terms set forth in the award. These shares are subject to forfeiture if the Named Executive Officer’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $0.63 per share, which was the NYSE closing price on January 2, 2009, the last trading day prior to the 2008 fiscal year end.

(3)	This column includes shares of performance share awards that have not been earned pursuant to the performance goals and other terms of the award. These shares are also subject to forfeiture if the Named Executive Officer’s employment with the Company is terminated before the shares vest.

(4)	Represents the following: (i) 30,228 shares (27.5%) of the 110,000 share performance share award dated January 6, 2006, which vested on February 20, 2009 ; (ii) 30,285 shares (20.2%) of the 150,000 share performance share award dated February 13, 2007, which is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized; and (iii) 13,115 shares (87.4%) of the 15,000 share restricted stock award dated February 18, 2008, that vested on February 18, 2009.

(5)	Represents the following: (i) 1,036 shares of the 45,000 share restricted stock award dated November 22, 2004, the final 9,000 shares of which are scheduled to vest on November 22, 2009; (ii) 10,992 shares (27.5%) of the 40,000 share performance share award dated January 6, 2006, which vested on February 20, 2009; and (iii) 10,095 shares (20.2%) of the 50,000 share performance share award dated February 13, 2007, which is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(6)	All unvested shares were forfeited upon Mr. Nugent’s separation from employment with the Company on December 26, 2008.

(7)	Represents the following: (i) 4,122 shares (27.5%) of the 15,000 share performance share award dated January 6, 2006, which vested on February 20, 2009; and (ii) 4,038 shares (20.2%) of the 20,000 share performance share award dated February 13, 2007, which is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(8)	Represents the following: (i) 0 shares of the 119,715 unearned shares from the 150,000 share performance share award dated February 13, 2007, because no additional shares are expected to be earned; (ii) 75,000 shares (50.0% — the threshold amount) of the 150,000 share performance share award dated February 18, 2008, which if earned is scheduled to vest in early 2011 when fiscal year 2010 earnings are finalized; and (iii) 1,885 shares (12.6%) of the 15,000 share restricted stock award dated February 18, 2008, that vested on February 18, 2009. TGP awards of 235,000 shares that were voluntarily forfeited in February 2009 have been excluded. A total of 79,772 shares from the performance award dated January 6, 2006, that were not earned during the 2006 to 2008 three-year period have been excluded.

(9)	Represents the following: (i) 0 shares of the 39,905 unearned shares from the 50,000 share performance share award dated February 13, 2007, because no additional shares are expected to be earned; (ii) 25,000 shares (50.0% — the threshold amount) of the 50,000 share performance share award dated February 18, 2008, which if earned is scheduled to vest in early 2011 when fiscal year 2010 earnings are finalized; and (iii) 7,964 shares of the 45,000 share restricted stock award dated November 22, 2004,the final 9,000 shares of which are scheduled to vest on November 22, 2009. TGP awards of 125,000 shares that were voluntarily forfeited in February 2009 have been excluded. A total of 29,008 shares from the performance award dated January 6, 2006, that were not earned during the 2006 to 2008 three-year period have been excluded.

(10)	Represents the following: 15,000 shares (50.0% — the threshold amount) of the 30,000 share performance share award dated February 18, 2008, which if earned is scheduled to vest in early 2011 when fiscal year 2010 earnings are finalized. TGP awards of 75,000 shares that were voluntarily forfeited in February 2009 have been excluded.

(11)	Represents the following: (i) 0 shares of the 15,962 unearned shares from the 20,000 share performance share award dated February 13, 2007, because no additional shares are expected to be earned; and (ii) 7,500 shares (50.0% — the threshold amount) of the 15,000 share performance share award dated February 18, 2008, which if earned is scheduled to vest in early 2011 when fiscal year 2010 earnings are finalized. TGP awards of 30,000 shares that were voluntarily forfeited in February 2009 have been excluded. A total of 10,878 shares from the performance award dated January 6, 2006, that were not earned during the 2006 to 2008 three-year period have been excluded.

Option Exercises and Stock Vested

The following table provides information regarding the value realized from the exercise of stock options and vesting of stock awards during fiscal 2008 by the executives in the Summary Compensation Table.

	Option Awards		Stock Awards
	# of		# of
	Shares	Value Realized	Shares	Value Realized
	Acquired	Upon Exercise	Acquired	on Vesting
Name	on Exercise	($)	on Vesting	($)

William C. Griffiths Chairman, President & Chief Executive Officer	0	$0	110,000 (2)	$894,300 (5)

Phyllis A. Knight Executive Vice President, Chief Financial Officer & Treasurer	150,000 (1)	$1,173,000 (1)	49,000 (3)	$331,320 (6)

Roger K. Scholten Senior Vice President, General Counsel & Secretary	0	$0	0	$0

Jeffrey L. Nugent Vice President, Human Resources	0	$0	35,000 (4)	$247,300 (6)

Richard P. Hevelhorst Vice President & Controller	0	$0	15,000 (2)	$121,950 (5)

(1)	Represents two options exercised by Mrs. Knight: (i) the exercise of 50,000 stock options on April 17, 2008, based on an exercise price of $2.48 per share and the April 17, 2008 market price equal to the NYSE closing price of $10.26; and (ii) the exercise of 100,000 stock options on April 30, 2008, based on an exercise price of $2.48 per share and the April 30, 2008 market price equal to the NYSE closing price of $10.32.

(2)	Represents 100% of the share performance share award dated November 22, 2004 that vested on February 20, 2008.

(3)	Represents the following: (i) the vesting on February 20, 2008 of the entire 40,000 share performance stock award dated November 22, 2004; and (ii) the vesting on November 22, 2008 of one-fifth (9,000 shares) of the 45,000 shares restricted stock award granted on November 22, 2004.

(4)	Represents the following: (i) the vesting on February 20, 2008 of the entire 30,000 share performance stock award dated November 22, 2004; and (ii) the vesting on November 22, 2008 of one-fifth (5,000 shares) of the 25,000 shares restricted stock award granted on November 22, 2004.

(5)	Based on the February 20, 2008 vesting date NYSE closing price of $8.13 per share.

(6)	Based on the February 20, 2008 vesting date NYSE closing price of $8.13 per share for performance share awards and the NYSE closing price of $0.68 per share on November 21, 2008, the last trading day before the Saturday vesting date of November 22, 2008 for restricted stock awards.

Pension Benefits

The Company does not provide any pension plan benefits to its Named Executive Officers or other management of the Company.

Nonqualified Deferred Compensation

The Company sponsors a Nonqualified Deferred Compensation Plan for the Company’s executive officers and other members of management. Under the Company’s Non-Qualified Deferred Compensation Plan participants may defer their salary and bonus payments but the Company makes no contributions to the Plan. The following is a summary of participation in the Plan by Named Executive Officers for 2008.

						Aggregate
			Company	Aggregate		Withdrawals/	Aggregate
	Executive		Contributions	Earnings		Distributions	Balance at
	Contributions		in Fiscal	(Losses) in		in Fiscal	January 3,
Name	in Fiscal 2008		2008	Fiscal 2008		2008	2009
William C. Griffiths Chairman, President & Chief Executive Officer	$39,750	(1)	$0	$(19,807	)(2)	$0	$44,665	(3)

Jeffrey L. Nugent Vice President, Human Resources	$12,500	(1)	$0	$(2,868	)(2)	$0	$20,138	(4)

(1)	This amount is included in the 2008 salary amount reported in the Summary Compensation Table for the Named Executive Officers.

(2)	None of this amount is included in the 2008 compensation amount reported in the Summary Compensation Table for the Named Executive Officers.

(3)	Cumulative compensation totaling $66,525 has been reported in the Summary Compensation Table for 2008 and prior years that is related to this aggregate balance at January 3, 2009.

(4)	Cumulative compensation totaling $23,300 has been reported in the Summary Compensation Table for 2008 and prior years that is related to this aggregate balance at January 3, 2009.

Potential Payments Upon Termination or Change in Control

The Company has a separate change in control agreement with each of the Named Executive Officers. In addition, both Mr. Griffith’s and Mrs. Knight’s employment agreements include severance provisions, and the Company’s Severance Plan provides for severance benefits for the other Named Executive Officers. For a full discussion of these change of control and severance arrangements, please refer to the Change of Control and Severance Benefits sections of the Compensation Discussion and Analysis, beginning on page 32.

Potential Payments Upon Termination of Change in Control:	Assuming a hypothetical termination date of January 3, 2009, the benefits payable to the Named Executive Officers under their Change in Control and severance agreements would be estimated as set forth in the following table. These amounts are estimates only, and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers.

Table of Potential Payments Upon Termination or Change in Control

	Termination Scenario
		By Employee		By the
	Voluntary	For Good		Company	By the Company		Normal	Early
Potential Payments Upon	Resignation	Reason		For Cause	Without Cause		Retirement	Retirement	Change-in-Control
Termination or CIC	($)	($)(1)		($)	($)(1)		($)	($)	($)(1)(7)

William C. Griffiths,
Chairman, President & Chief Executive Officer

Cash Payments	$0	$2,385,000	(2)	$0	$2,385,000	(2)	$0	$0	$3,975,000	(8)

Accelerated Equity Awards	$0	$0		$0	$0		$0	$0	$28,494	(9)(10)

Continued Perquisites/Benefits	$0	$0		$0	$0		$0	$0	$32,211	(11)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0	(12)

Total	$0	$2,385,000		$0	$2,385,000		$0	$0	$4,035,705

Phyllis A. Knight,
Executive Vice President, Chief Financial Officer & Treasurer

Cash Payments	$0	$1,080,000	(3)	$0	$1,080,000	(3)	$0	$0	$1,760,000	(8)

Accelerated Equity Awards	$0	$0		$0	$0		$0	$0	$12,595	(9)(13)

Continued Perquisites/Benefits	$0	$19,063	(4)	$0	$19,063	(4)	$0	$0	$25,418	(11)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0

Total	$0	$1,099,063		$0	$1,099,063		$0	$0	$1,798,013

Roger K. Scholten,
Senior Vice President, General Counsel & Secretary

Cash Payments	$0	$510,000	(5)	$0	$510,000	(5)	$0	$0	$1,190,000	(8)

Accelerated Equity Awards	$0	$0		$0	$0		$0	$0	$0	(9)

Continued Perquisites/Benefits	$0	$18,289	(6)	$0	$18,289	(6)	$0	$0	$24,386	(11)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0

Total	$0	$528,289		$0	$528,289		$0	$0	$1,214,386

Richard P. Hevelhorst,
Vice President & Controller

Cash Payments	$0	$345,000	(5)	$0	$345,000	(5)	$0	$0	$632,500	(14)

Accelerated Equity Awards	$0	$0		$0	$0		$0	$0	$2,597	(9)(15)

Continued Perquisites/Benefits	$0	$16,870	(6)	$0	$16,870	(6)	$0	$0	$16,870	(16)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0

Total	$0	$361,870		$0	$361,870		$0	$0	$651,967

(1)	For a detailed discussion of severance benefits and change in control provisions, see the Severance Benefits and Change in Control sections on pages 32 and 33 respectively of the Compensation Discussion and Analysis. All stock values are based on the $0.63 per share NYSE closing price of the Company’s common stock on January 2, 2009, the last trading day of the Company’s 2008 fiscal year. Mr. Nugent is not included in the table above due to his separation from employment with the Company effective December 26, 2008. Pursuant to the Executive Officer Severance Plan, Mr. Nugent is entitled to receive cash payments and continued benefits for up to 18 months totaling $375,000 and $12,253, respectively.

(2)	According to his employment agreement, if Mr. Griffiths is terminated without cause or if he terminates his employment for good reason, he is entitled to: (i) base salary continuation for 24 months, or $1,590,000 based on Mr. Griffiths’ 2009 salary; and (ii) a pro-rata portion of the officer’s performance bonus for the year of termination, which based on Mr. Griffiths’ 2009 target bonus of 100% of base salary, would be $795,000.

(3)	According to her employment agreement, if Mrs. Knight is terminated by the Company for any reason other than gross malfeasance or legal reasons or if she terminates her employment after her title, compensation and/or responsibilities are reduced, she is entitled to 18 months of base salary, bonus and benefits. Based on Mrs. Knight’s 2009 salary and target bonus of 80% of base salary, she is entitled to salary continuation of $600,000 and bonus amount of $480,000.

(4)	Health and other insurance benefits for 18 months, based on the Company’s average cost and per Mrs. Knight’s employment agreement. Does not include cost for short-term disability benefit, which is self-funded by the Company.

(5)	Base salary for 18 months. We have assumed the maximum length of base salary payment under the Company’s Executive Officer Severance Plan. According to that plan, after 12 months the Named Executive Officer must start actively seeking other employment and any compensation received from other employment is set off against this payment.

(6)	Health and other insurance benefits for 18 months, based on the Company’s average costs and per the Company’s Executive Officer Severance Plan. We have assumed the maximum length of benefits under the Company’s Executive Officer Severance Plan. According to that plan, after 12 months the Named Executive Officer must start actively seeking other employment and any benefits received from other employment are set off against these benefits. Does not include cost for short-term disability benefit, which is self-funded by the Company.

(7)	Each Named Executive Officer has a change in control agreement. Each agreement is a “double trigger” agreement, meaning the officer would only receive benefits under the agreement if his or her employment were to be terminated by the Company without cause, or by the officer for good reason, following a change in control of the Company. Each change in control agreement covers cash severance payments and health and other insurance benefit continuation, but the change in control agreements do not address the vesting of restricted stock awards, performance share awards, or stock option awards. The vesting of those awards is addressed in the awards themselves and in the terms of the plan under which the awards were made.

(8)	Represents the sum of the following: (i) two times the sum of the Named Executive Officer’s base salary and target bonus, and (ii) a pro-rata performance bonus for the year of termination, which for this table is assumed to be the target bonus amount. Target bonus amounts are based on a percentage of each Named Executive Officer’s base salary, as follows: Mr. Griffiths, 100% of base salary; Mrs. Knight 80% of base salary; and Mr. Scholten 50% of base salary.

(9)	There is no explicit change in control provision for the Performance Share Awards granted to the Named Executive Officers on January 6, 2006, February 13, 2007 and February 18, 2008, however, the Compensation Committee has discretionary authority to vest all or a portion of these shares upon a change of control. The performance shares awarded to the Named Executive Officers on February 13, 2007 and February 18, 2008 have been excluded from these change in control amounts. If these shares were included in the change in control amounts, based on the NYSE closing price on January 2, 2009 of $0.63, it would have added the following additional amounts to these totals: For Mr. Griffiths, an additional $189,000 (300,000 shares); for Mrs. Knight, an additional $63,000 (100,000 shares); for Mr. Scholten an additional $18,900 (30,000 shares); and for Mr. Hevelhorst an additional $22,050 (35,000 shares).

(10)	Represents the immediate early vesting of the following stock awards: (i) 30,228 shares from the performance share award dated January 6, 2006, which vested on February 20, 2009; and (ii) 15,000 shares from the restricted stock award dated February 18, 2008, which vested on February 18, 2009.

(11)	Health and other insurance benefits for 24 months, based on the Company’s average cost. Does not include cost for short-term disability benefit, which is self-funded by the Company.

(12)	Although Mr. Griffiths is eligible for a gross-up of excise taxes imposed on parachute payments upon a change in control, the payments that would have been made if a change in control had occurred on January 3, 2009 would not have exceeded the allowable limits imposed by the IRS in Section 280G and therefore no such gross-up would have been required.

(13)	Represents the immediate early vesting of the following stock awards: (i) the final 9,000 shares of the 45,000 share restricted stock award dated November 22, 2004, which are scheduled to vest on November 22, 2009; and (ii) 10,922 shares from the performance share award dated January 6, 2006, which vested on February 20, 2009.

(14)	Represents the sum of the following: (i) one and half times the sum of the base salary and target bonus, and (ii) a pro-rata performance bonus for the year of termination, which for this table is assumed to be the target bonus amount. Target bonus amounts are based on a percentage of each Named Executive Officer’s base salary and for Mr. Hevelhorst is 50% of base salary.

(15)	Represents the immediate early vesting of the 4,122 shares from the performance share award dated January 6, 2006, which vested on February 20, 2009.

(16)	Health and other insurance benefits for 18 months, based on the Company’s average cost. Does not include cost for short-term disability benefit, which is self-funded by the Company.

Share Ownership

Principal Shareholders

The following table provides information about any person known by management to have been a beneficial owner of more than 5% of the Company’s Common Stock as of January 3, 2009.

	Amount of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	15,030,632(1)	19.32%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	8,310,000(2)	10.68%
First Pacific Advisors, LLC 11400 West Olympic Boulevard Suite 1200 Los Angeles, CA 90064	7,602,100(3)	9.77%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	5,059,392(4)	6.50%
GAMCO Investors, Inc. One Corporate Center Rye, New York 10580	4,821,750(5)	6.20%

(1)	Information regarding Wells Fargo & Company and its affiliates (“Wells Fargo”) is based solely upon a Schedule 13G/A filed with the SEC on February 2, 2009. Wells Fargo has sole voting power over 14,828,634 shares of Common Stock.

(2)	Information regarding Columbia Wanger Asset Management, L.P. (“Columbia Wanger”) is based solely upon a Form 13F filed with the SEC on February 5, 2009. Columbia Wanger has the sole voting power of all 8,310,000 shares of Common Stock.

(3)	Information regarding First Pacific Advisors, LLC and its affiliates (“First Pacific”) is based solely upon a Schedule 13G filed with the SEC on February 11, 2009. First Pacific has sole voting power over 4,451,600 shares and shared voting power over 2,239,400 shares of Common Stock.

(4)	Information regarding Barclays Global Investors, NA and its affiliates (“Barclays”) is based solely upon a Schedule 13G filed with the SEC on February 5, 2009. Barclays has sole voting power over 3,746,502 shares of Common Stock.

(5)	Information regarding GAMCO Investors, Inc. (“GAMCO”) is based solely upon a Schedule 13F-HR/A filed with the SEC on February 13, 2009. GAMCO has sole voting power over 4,692,250 shares of Common Stock.

Management

The following table provides information about the beneficial ownership of Company Common Stock by Directors and Named Executive Officers as of March 10, 2009, as well as additional rights to other shares of Company Common Stock held by executive officers. Except as otherwise indicated, each owner has sole voting and investment powers with respect to the Common Stock listed.

	Number of Shares		Percent of Class
Name	Beneficially Owned (1)		Beneficially Owned
Robert W. Anestis	225,900		0.29%
Eric S. Belsky	52,371		0.07%
William C. Griffiths	345,390		0.44%
Richard P. Hevelhorst	23,254		0.03%
Selwyn Isakow	298,370	(2)	0.38%
Brian D. Jellison	249,142		0.32%
Phyllis A. Knight	383,946		0.50%
G. Michael Lynch	36,851		0.05%
Thomas A. Madden	174,155		0.22%
Jeffrey L. Nugent	69,977	(3)	0.09%
Shirley D. Peterson	53,456	(4)	0.07%
Roger K. Scholten	15,000		0.02%
All Directors and Executive Officers as a Group (12 persons)	1,927,812		2.48%

(1)	The number of shares beneficially owned includes unvested restricted stock awards of Company Common Stock shares under the 1995 Stock Option and Incentive Plan, as follows: Mrs. Knight 9,000. The number of shares beneficially owned also includes unvested restricted stock awards under the 2005 Equity Compensation and Incentive Plan, as follows: Mr. Anestis 3,500; Mr. Belsky 4,025; Mr. Isakow 3,500; Mr. Jellison 3,500; Mr. Lynch 3,500; Mr. Madden 4,025; and Mrs. Peterson 4,025. These individuals do not have investment power over these restricted shares. Amounts shown in the table also include the following number of shares which the person specified may acquire by exercising options which may be exercised within 60 days of March 10, 2009: Mr. Anestis 65,600; Mr. Belsky 24,196; Mr. Griffiths 100,000; Mr. Isakow 83,200; Mr. Jellison 64,000; and all Directors and executive officers as a group 336,996.

(2)	Does not include 1,860 shares held by Mr. Isakow’s children. Mr. Isakow disclaims beneficial ownership of these shares.

(3)	As of December 26, 2008, one of the Named Executive Officers, Mr. Jeffrey L. Nugent, was no longer with the Company.

(4)	Does not include 20,000 shares held by Mrs. Peterson’s spouse. Mrs. Peterson disclaims beneficial ownership of these shares.

Other Information

Independent Auditors:	Ernst & Young LLP has served as our independent auditor since June 2006. It is anticipated that a representative of Ernst & Young LLP will be present at the Annual Meeting, and will have an opportunity to make a statement and respond to appropriate questions.

Fees. Set forth below are the aggregate fees billed by Ernst & Young LLP for the years ended January 3, 2009 and December 29, 2007:

	2008	2007

Audit Fees	$1,189,000	$1,281,000
Audit-Related Fees	$27,000	$206,000
Tax Fees	$2,000	$101,000
All Other Fees	$0	$0

Audit Fees. Audit fees are generally for professional services rendered in connection with the integrated audit of the Company’s consolidated financial statements and internal controls over financial reporting, limited reviews of the Company’s unaudited condensed consolidated interim financial statements included in Form10-Q, and audits of acquired businesses. Audit fees for 2008 were primarily for the 2008 annual integrated audit and quarterly reviews. Audit fees for 2007 were primarily for the 2007 annual integrated audit, quarterly reviews and accounting consultations and a comfort letter related to the Company’s 2007 Convertible Debt offering.

Audit-Related Fees. Audit related fees for 2008 and 2007 were for due diligence projects related to acquisitions.

Tax Fees. Tax fees in 2007 were for a review of the 2006 federal income tax return and various consultations.

Audit and Non-Audit Services Pre-Approval Policy. The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all services provided by the independent registered public accounting firm prior to the engagement with respect to such services. The Audit Committee at least annually reviews and pre-approves the services that may be provided by the independent accounting firm. The Audit Committee has delegated authority to its Chairman to pre-approve any proposed services not covered by the general pre-approval of the Committee or exceeding the pre-approved levels or amounts. The Chairman must report all such pre-approvals to the Audit Committee at its next meeting for review and ratification by the full Audit Committee.

Related Party Transaction Policy:	The Board of Directors recognizes that a Related Party Transaction presents a heightened risk of conflict of interest and therefore has adopted a written policy that is followed in connection with all Related Party Transactions involving the Company. As a general matter it is the preference of the Board to avoid Related Party Transactions. However, the Board recognizes that there may be situations where a Related

Party Transaction may be consistent with the best interests of the Company and its shareholders.

The policy requires that all Related Party Transactions must be submitted to the Nominating Committee for review and approval, ratification or disapproval. In determining whether to approve or disapprove a Related Party Transaction, the Nominating Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms generally available to an unaffiliated third-party under similar circumstances. The Nominating Committee will also take into account the extent of the Related Party’s interest in the transaction and whether the transaction is in the best interests of the Company and its shareholders. The Chairperson of the Nominating Committee may approve or ratify a Related Party Transaction between Committee meetings.

For this section, a “Related Party” is: (1) any executive officer or director of the Company, (2) any nominee for election as a director, (3) any greater than 5 percent beneficial owner of the Company’s Common Stock, (4) any immediate family member of any of the foregoing, or (5) any entity which is owned or controlled by any of the persons listed in (1), (2), (3) or (4) above.

A “Related Party Transaction” is any transaction, arrangement or relationship (or series of transactions, arrangements or relationships) in which the Company or its subsidiaries was, is, or will be a participant, and in which any Related Party had, has or will have a direct or indirect interest.

The Company had no Related Party Transactions in 2008.

Compensation Committee Interlocks and Insider Participation:	The members of our Compensation Committee for 2008 were Dr. Eric S. Belsky, Mr. Robert W. Anestis and Mrs. Shirley D Peterson. No member of our Compensation Committee was at any time during fiscal year 2008 one of our officers or employees, or one of our former officers. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during 2008, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, of any other entity such that the relationship would be construed to constitute a committee interlock within the meaning of the rules and regulations of the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance:	Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent shareholders are required by regulations of the SEC to furnish the Company copies of all section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended January 3, 2009, all of its officers, directors and greater than 10% shareholders complied with all filing requirements applicable to such persons with the exception of Jeffrey L. Nugent, who failed to file timely a Form 4 related to a transaction on February 28, 2008. Mr. Nugent’s Form concerning such transaction was subsequently filed with the SEC on March 10, 2008.

Other Matters:	At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the Proxy Card intend to vote the Proxy in accordance with their judgment on such matters.

Cautionary Statement Regarding Forward-Looking Statements:	This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies. Such statements reflect the current views and assumptions of the Company, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include, but are not limited to, risks relating to the volatility of our stock price and general market and economic conditions.

We undertake no obligation to update or revise the forward-looking statements included in this proxy statement, whether as a result of new information, future events or otherwise, after the date of this Proxy Statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, which we filed with the SEC on February 19, 2009. These documents are available on the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Roger K. Scholten
Secretary
March 20, 2009

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

CHAMPION ENTERPRISES, INC.

CHAMPION ENTERPRISES, INC.
755 W. BIG BEAVER RD.
SUITE 1000
TROY, MI 48084

Meeting Information

Meeting Type:	Annual

For holders as of:	3/10/09

Date:	5/6/09

Time:	8:30 A.M.

Location:	Corporate Headquarters 755 W Big Beaver Rd, Suite 1000 Troy, MI 48084
You are receiving this communication because you hold shares in the company named above.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT          ANNUAL REPORT         10-K
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before 4/22/09.
—  How To Vote  —
Please Choose One of The Following Voting Methods
Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF ALL NOMINATED DIRECTORS.

1.	Election of Directors:

NOMINEES:
01)	Robert W. Anestis	05)	G. Michael Lynch
02)	Eric S. Belsky	06)	Thomas A. Madden
03)	William C. Griffiths	07)	Shirley D. Peterson
04)	Selwyn Isakow
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS.

2.	Ratification of the Company’s independent auditors. The Company’s Audit Committee has selected Ernst & Young to serve as independent auditor to the Company.

3.	In their discretion upon the transaction of such other business as may properly come before the meeting.

CHAMPION ENTERPRISES, INC. 755 W. BIG BEAVER RD. SUITE 1000 TROY, MI 48084	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHAMP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHAMPION ENTERPRISES, INC.	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
Vote on Directors				number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF ALL NOMINATED DIRECTORS.	☐	☐	☐
1.	Election of Directors

NOMINEES:
01) Robert W. Anestis	05) G. Michael Lynch
02) Eric S. Belsky	06) Thomas A. Madden
03) William C. Griffiths	07) Shirley D. Peterson
04) Selwyn Isakow

Vote on Auditors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS.	For	Against	Abstain

2. Ratification of the Company’s independent auditors.	☐	☐	☐
The Company’s Audit Committee has selected Ernst & Young to serve as independent auditor to the Company.
3.	In their discretion upon the transaction of such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No		NOTE:	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Shareholder:
     The reverse side of this proxy card contains instructions on how to vote these shares over the Internet or by telephone for the election of directors, ratification of auditors and for all other matters that may properly come before the meeting. Please consider voting using one of these options. Your vote is recorded as if you mailed in your proxy card.
     Under revised SEC rules, shareholders will receive mail notice when our Proxy Statements and Annual Reports are available electronically, at which time shareholders may view these materials (and vote) by visiting the website: www.proxyvote.com. The Company will not send hard copies of the Proxy Statement or Annual Report unless specifically requested by a shareholder.
     Receiving your proxy material electronically and voting by the Internet saves the company money, and we encourage you to do so.
     Thank you for your attention to these matters.
     Champion Enterprises, Inc.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and 10-K are available at www.proxyvote.com.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

CHAMPION ENTERPRISES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
CHAMPION ENTERPRISES, INC.
The undersigned hereby appoints Selwyn Isakow and William C. Griffiths, or either of them, attorneys and proxies with power of substitution, to vote all of the Common Stock of the undersigned in Champion Enterprises, Inc. at the Annual Meeting of Shareholders to be held on Wednesday, May 6, 2009 and at any adjournments thereof, as specified on the reverse side of this proxy.
The undersigned acknowledges receipt of the Proxy Statement dated March 20, 2009 and the Annual Report to Shareholders, which includes the Annual Report on Form 10-K, for the fiscal year ended January 3, 2009, ratifies everything that the proxies (or either of them or their substitutes) may lawfully do or cause to be done under this proxy, and revokes all former proxies.
If you are a participant in the Champion Enterprises, Inc. Savings Plan, this proxy card will serve as a direction to the trustee under the plan as to how the shares held for the account in the plan are to be voted.
If you sign this proxy without marking any boxes, this proxy will be voted FOR all nominees, FOR the ratification of Ernst & Young to serve as independent auditor to the Company, and in the discretion of the Proxies on any other matters that may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(To be signed on Reverse Side)